PROSPECTUS
                           ENTERPRISE [LOGO] BANKING

                            ENTERBANK HOLDINGS, INC.

                         451,612 SHARES OF COMMON STOCK
  Enterbank Holdings, Inc., a Delaware corporation (the "Company"), is offering a maximum of 451,612 shares and a minimum of 193,548 shares of its $.01 par value common stock (the "Common Stock") for sale to prospective investors at $15.50 per share. The offering price has been determined solely by the Company without independent review by, or as a result of negotiation with, an investment banker. See "Description of Capital
Stocks." Prior to this offering, there has been no public market for the Common Stock of the Company. An established public trading market is not expected to develop following the offering. The minimum subscription per subscriber under this offering is 650 shares costing $10,075. A total of 77,736 shares of the Common Stock included in this offering are being reserved for sale to certain directors of the Company and its subsidiary, Enterprise Bank. See "Plan of Distribution."
  THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PRELIMINARY PROSPECTUS.

  THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK, FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

============================================================================================================================
                                                          PRICE                SALES                       PROCEEDS TO
                                                        TO PUBLIC           COMMISSION<F1>                 COMPANY<F2>
----------------------------------------------------------------------------------------------------------------------------
Per Share.............................................  $    15.50                $0                      $    14.88<F3>
                                                                                                          $    15.23<F4>
----------------------------------------------------------------------------------------------------------------------------
Minimum Per Subscription                                $   10,075                $0                      $    9,672<F3>
 (650 Shares).........................................                                                    $    9,902<F4>
----------------------------------------------------------------------------------------------------------------------------
Total Minimum Offering
 (193,548 shares).....................................  $3,000,000                $0                      $2,880,000
----------------------------------------------------------------------------------------------------------------------------
Total Maximum Offering
 (451,612 shares).....................................  $7,000,000                $0                      $6,880,000
============================================================================================================================

<F1> The Common Stock is being offered by the Company solely through the efforts of certain officers and directors of the Company when, as, and if issued by the Company. No commissions or other remuneration will be paid in connection with the sale of the Common Stock. (See "Plan of Distribution").

<F2> After deducting offering expenses estimated at approximately $120,000 payable by the Company.

<F3> Based on proposed minimum offering.

<F4> Based on proposed maximum offering.


  The shares of Common Stock are being offered to the public by the Company on a "best efforts" basis solely through the efforts of certain officers and directors of the Company. Funds paid by subscribers will be deposited in an interest-bearing escrow account and will be promptly refunded with interest, and without deduction therefrom if 193,548 shares are not sold on or before January 28, 1997, or by the end of any extended date, up to an additional 120 days, if the Company elects to extend the offering time. See "Plan of Distribution". A subscriber has no right to withdraw his investment during the offering.
  These shares are being offered subject to prior sale, to acceptance of an offer to purchase by the Company, and to the right to reject any offer to purchase in whole or in part. In the event the offering is oversubscribed, the Company reserves the right to allocate the shares among the subscribers in any manner deemed appropriate by the Company in its sole discretion.
            THE DATE OF THIS PROSPECTUS IS DECEMBER 19, 1996.

  Prior to this offering, the Company has not been a reporting company with the Securities and Exchange Commission. Subsequent to this offering, the Company intends to furnish, to the extent required by law, its security holders with annual reports containing financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

   The Company intends to furnish its shareholders with annual reports which include audited financial statements and an opinion thereon expressed by the Company's independent accountants and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                               PROSPECTUS SUMMARY
                               ------------------

   This summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and the Company's consolidated financial statements, including the accompanying notes, appearing elsewhere in this Prospectus. Prospective investors should consider carefully the information set forth under the heading "Risk Factors."

THE COMPANY

   Enterbank Holdings, Inc. (together with its consolidated subsidiaries the "Company") is a one-bank holding company headquartered in St. Louis County, Missouri. The Company conducts its banking activities through its wholly-owned subsidiary, Enterprise Bank (the "Bank"). The Bank began operations in
1988 as a newly-formed financial institution and has grown rapidly. The bank holding company structure was added in 1995. The philosophy of the organization is to provide a complete range of financial services to closely-held businesses, their owners and employees, and to professional persons. The Company's target market area consists of the entire St. Louis metropolitan area, including the City of St. Louis, the Missouri counties of St. Louis, St. Charles, Jefferson, Franklin, Lincoln and Warren and the Illinois county of St. Clair. The Company's goal is to grow its operation within its defined market niche by being well managed, well capitalized, and disciplined in its approach to managing and expanding its operations as growth opportunities arise.

   The Company was incorporated under the laws of the State of Delaware and was formed for the purpose of becoming a holding company for the ownership of the Bank. The Company's principle executive offices are located at 150 N. Meramec, Clayton, Missouri 63105, and its telephone number is (314) 725-5500.

FINANCIAL SUMMARY

   At September 30, 1996, the Company had approximately $160.8 million in assets, $129.7 million in loans, $145.6 million in deposits, and $14.3 million in Shareholders' equity. From 1991 to 1995, the Company's net income increased from $207,000 to $1.3 million and net income per share increased from $.14 to $.79. During the same period, return on average equity increased from 2.42% to 11.13%. From December 31, 1991 to December 31, 1995, the Company's net loans increased from $53.3 million to $110.5 million, total assets increased from $80.5 million to $153.7 million and total deposits increased from $71.4 million to $141.1 million. During this same period, the Company's non-performing loans to total loans decreased from 1.35% to .10%.

   As displayed in the following graphs, the Company has experienced significant growth in Earnings Per Share, Net Income, and Total Assets over the past five years.



                           [EARNINGS PER SHARE GRAPH]



                               [NET INCOME GRAPH]



                              [TOTAL ASSETS GRAPH]

The Offering

Common Stock Offered                   193,548 minimum - 451,612 maximum shares of Common Stock.

Common Stock Outstanding
  After the Offering                   Maximum of 2,113,972 shares<F1>

Use of Proceeds                        Of the $6,880,000 estimated net proceeds to the Company from the offering (assuming the sale of all 451,612 shares pursuant to the offering), approximately $6,580,000 will be used for general corporate purposes and the working and regulatory capital necessary to allow for the future growth and physical expansion of the Bank into the St. Charles
                                       County and Sunset Hills markets pursuant to the Bank's internal business plan.
                                       Approximately $300,000 will be used to retire the Company's bank debt.

Risk Factors                           The securities offered hereby involve a high degree of risk and prospective purchasers should consider the factors discussed herein under "Risk Factors."

Plan of Distribution                   The securities offered hereby are being offered solely by designated officers and directors of the Company.  The Company has reserved in the aggregate up to 77,736 shares of Common Stock for sale to certain directors of the Company who previously have not been significant owners of the Company's common stock.  See "Plan of Distribution."

----------------
<F1> Does not include options to purchase 213,000 shares of common stock granted to officers and employees of the Company. See "Management - Stock Option Plans."

SUMMARY OF SELECTED FINANCIAL DATA

The table on the following page summarizes selected financial data for the nine month periods ended September 30, 1996 and 1995, and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991. For the interim period information presented, the information was summarized from the Company's internal accounting records. For the fiscal year period information presented, the information was summarized from the Company's independently audited financial statements and/or internal accounting records, as applicable. As discussed in Note 1 to the accompanying consolidated financial statements, on May 9, 1995, Enterbank Holdings, Inc. was formed as a bank holding company. Enterbank Holdings, Inc. exchanged 1,463,400 shares of Enterbank Holdings, Inc. common stock for all 73,170 (100%) of the outstanding shares of Enterprise Bank in a twenty-for-one stock exchange. The merger represented a combination of entities under common control and, accordingly, was accounted for in a manner similar to a pooling of interest. Therefore, results of operations for periods presented prior to May 9, 1995 reflect the results of operations of Enterprise Bank. Additionally, Enterprise Capital Resources, Inc. was formed as a small business investment company in 1995 and, on May 11, 1995, Enterbank Holdings, Inc. acquired 100% of the outstanding shares of Enterprise Capital Resources, Inc.

                                                 Summary of Selected Financial Data
                                                   Nine Months Ended
                                                     September 30,                        Year Ended December 31,
                                                   -----------------       -----------------------------------------------------
                                                   1996        1995        1995        1994         1993        1992        1991
                                                   ----        ----        ----        ----         ----        ----        ----
                                                         (Dollars and number of shares in Thousands except per share data)
STATEMENT OF INCOME DATA
   Interest income                               $  9,108    $  7,927    $ 10,914    $  7,374     $ 5,770     $ 5,297     $ 5,583
   Interest expense                                 3,990       3,511       4,887       2,570       2,083       2,355       3,126
   Net interest income                              5,118       4,416       6,027       4,804       3,687       2,942       2,457
   Provision for possible loan losses                 144         290         631         450         162         181         435
   Net interest income after provision for
      possible loan losses                          4,974       4,126       5,396       4,354       3,525       2,761       2,022
   Noninterest income                                 780         608         836         805         744         652         683
   Noninterest expense                              3,696       3,237       4,187       3,551       3,106       2,623       2,370
   Income before income tax expense                 2,058       1,497       2,045       1,608       1,163         790         335
   Income tax expense                                 792         587         741         607         411         285         128
   Net income                                       1,266         910       1,304       1,001         752         505         207
   Net income per common share                       0.74        0.55        0.79        0.62        0.48        0.33        0.14
   Cash dividends per common share               $   0.06    $   0.05    $   0.07    $   0.06     $  0.05     $   --      $   --
   Weighted average common shares outstanding       1,497       1,463       1,463       1,461       1,460       1,460       1,460

BALANCE SHEET
   Cash and due from banks                       $  7,029    $ 11,357    $  8,110    $  5,930     $ 4,872     $ 2,650     $ 3,091
   Federal funds sold                               5,625      25,280      16,230      11,300      10,125       9,450      12,275
   Investments in debt securities:
      Available-for-sale                           14,918      13,663      16,065      15,740       2,999         --        6,149
      Held-to-maturity                                938       1,173         842         802       6,680       6,620       4,037
         Total Investments                         15,856      14,836      16,907      16,542       9,679       6,620      10,186
   Loans, less unearned loan fees                 129,721      97,698     110,464      85,687      72,215      57,553      53,380
   Allowance for loan losses                        1,555       1,290       1,400       1,000         722         606         565
   Total assets                                   160,767     151,448     153,706     122,212      99,266      79,398      80,461
   Total deposits                                 145,561     139,368     141,140     104,799      89,113      69,612      71,397
   Notes payable                                      300         --          --          --          --          --          --
   Shareholders' equity                            14,323      11,677      12,052      10,781       9,943       9,264       8,759
   Book value per common share                       8.62        7.98        8.24        7.38        6.81        6.35        6.00
   Tangible book value per common share          $   8.61    $   7.97    $   8.23    $   7.38     $  6.81     $  6.34     $  5.98

SELECTED RATIOS
   Return on average assets                          1.15%       0.95%       0.99%       0.96%       0.84%       0.66%       0.32%
   Return on average equity                         13.65       10.97       11.13        9.71        7.83        5.62        2.42
   Total capital to risk-adjusted assets            10.84       11.07       10.27       10.75       13.16       14.65       15.80
   Net yield on average earning assets               8.92        9.01        9.00        7.78        7.14        7.63        7.36
   Cost of interest-bearing liabilities              4.85        4.90        4.94        3.36        3.11        4.10        6.28
   Net interest margin                               5.01        5.02        4.98        5.07        4.57        4.24        4.09
   Nonperforming loans as a percent of loans         0.08        0.02        0.10        0.00        0.78        0.91        1.35
   Nonperforming assets as a percent of assets       0.61        0.82        0.64        1.45        2.08        2.58        1.82
   Net loan charge offs (recoveries)
      as a percent of average loans                 (0.01)       0.00        0.24        0.23        0.07        0.25        0.70
   Allowance for possible loan losses as a
      percent of net loans                           1.20        1.32        1.27        1.17        1.00        1.05        1.06
   Leverage ratio                                    8.92%       7.73%       7.85%       8.89%      10.02%      11.66%      10.84%


                                  RISK FACTORS
                                  ------------

   In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered hereby.

DEPENDENCE ON SENIOR MANAGEMENT
   The Company's growth and development to date have been largely the result of contributions by the senior executive officers of the Company and its subsidiaries. The loss of the services of one or more of such individuals could have a material adverse effect on the Company's business and develop-ment. No assurance can be given that replacements for any of these officers could provide similar leadership if these officers' services were no longer available. The Company has not entered into any employment contracts with its executive officers or any other key personnel. The Company maintains key employee insurance on Fred H. Eller, President and Chief Executive Officer of the Company. See "Management."
DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

   Historically, the Company has limited the payment of dividends in order to retain earnings sufficient to support its growth. Therefore, it is not anticipated the Company will provide dividend yields competitive with those of its peers in the banking industry. Because the Company's principal business operations are conducted through the Bank, cash available to pay dividends is derived primarily, if not entirely, from dividends paid to it by the Bank. The Bank's ability to pay dividends to the Company and the Company's ability to pay dividends to Shareholders are subject to and limited by legal and regulatory restrictions. See "Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ABSENCE OF PUBLIC MARKET

   Prior to this offering, there has been no public market for the Common Stock. Moreover, an established public trading market for the Common Stock is not expected to develop following the offering. Accordingly, it is likely the shares of Common Stock will not be readily marketable and the purchasers of stock through the offering may be required to bear the economic risk of the investment for an indefinite period of time and may not be able to readily liquidate their investment in the event of an emergency.

DETERMINATION OF OFFERING PRICE

   The offering price of the Common Stock has been determined solely by the Company without independent review by, or as a result of negotiation with, an investment banker. The Board of Directors considered and analyzed many factors prior to establishing the price for shares of Common Stock pursuant to this offering. The primary source of the analysis was the performance and trends exhibited by the Company's primary asset, the Bank, including the historical earnings of the Bank, the strengths and weaknesses of its operation and loan portfolio, the development and growth of its customer base, the depth of management, the Bank's business plan and philosophy, projection of asset growth and earnings performance, an evaluation of comparable financial institution stock prices and the economy of its market area. Recent trading history of the Company's Common Stock was also reviewed where the price of the transfer was known. As such, the offering price may bear no relationship to the market price of the Common Stock after this offering.

CONTROL BY MANAGEMENT

   Following completion of this offering, the Company's and Bank's directors and executive officers will beneficially own and control in the aggregate approximately 37% of the outstanding shares of Common Stock, determined based upon completion of the minimum offering, the exercise of all stock options exercisable by such officers and directors as of November 30, 1996, and the purchase by such officers and directors of only the 77,736 shares of Common Stock reserved for sale to certain directors. Therefore, to the extent they vote together, the directors and executive officers of both the Company and Bank will have the ability to exert significant influence over the election of the Company's Board of Directors and other corporate actions requiring shareholder approval. See "Beneficial Ownership of Securities," "Plan of Distribution - Shares Reserved for Sale" and "Description of Capital Stock."


SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, the Company will have outstanding up to 2,113,972 shares of Common Stock, assuming the maximum number of shares are sold pursuant to the offering. Of these shares, 1,915,012 will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by affiliates of the Company, which shares will be subject to some or all of the resale limitations of Rule 144. Since an established public trading market for the Common Stock is not expected to develop following the offering, the sale of even a small number of shares of Common Stock following this offering, or the potential of such sales, could adversely affect the prevailing market price of the shares. See "Description of Capital Stock - Shares Eligible for Future Sale."

DELAWARE LAW PROVISIONS

   The Company was organized under Delaware law and as a result has certain takeover defenses in place. Section 203 of the Delaware General Corporation Law prevents a business combination with an interested shareholder (an owner of 15% or more of the Company's outstanding voting stock) for a period of 3 years unless the Board of Directors gives prior approval to the transaction or prior approval by a supermajority (66 2/3%) of the outstanding voting stock not held by the interested shareholder. The Company did not elect in its original Certificate of Incorporation nor have the shareholders amended the Company's Certificate of Incorporation or bylaws, not to be governed by this Section. This may impede the takeover of the Company without the approval of the Board of Directors and may result in the Company being less attractive to potential acquirors. See "Description of Capital Stock - Certain Anti-Takeover Effects."

CREDIT RISK; ADEQUACY OF ALLOWANCE FOR LOAN LOSSES

   There are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and risks resulting from uncertainties as to the future value of the collateral. The Bank maintains an allowance for loan losses based upon several factors, including but not limited to, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Using such factors, the Bank makes various assumptions and judgments about the ultimate collectibility of the loan portfolio and provides an allowance for potential loan losses based upon a percentage of the aggregate outstanding balances of the entire portfolio and special allowances for specific loans when their ultimate collectibility is considered questionable. Although the Bank believes that its allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future losses. Future adjustments may be necessary if economic conditions differ or adverse developments arise with respect to the Bank's nonperforming or performing loans. Material additions to the Bank's allowance for loan losses would result in a material decrease in the Bank's net income and, possibly, its capital, and could result, among other consequences, in its inability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operation - Provision for Loan Losses."

LOCAL ECONOMIC CONDITIONS

   The success of the Company and the Bank is dependent to a certain extent upon the general economic conditions in the St. Louis metropolitan area, particularly the conditions for entrepreneurial entities and small businesses which are the focus of the Bank's customer base. Although the Company expects that economic conditions will be favorable in this market, no assurance can be given that favorable economic conditions will continue. Adverse changes in economic conditions in the St. Louis metropolitan area could impair the Bank's ability to collect loans and could otherwise have a negative effect on the overall financial condition of the Company. See "Business - Market Areas and Approach to Expansion."

COMPETITION

   The financial institution industry is highly competitive. The Bank competes with other financial intermediaries including commercial banks, savings and loan associations, credit unions, mortgage banking companies, securities brokerage companies, insurance companies, and money market mutual funds operating in Missouri and elsewhere. Many of these competitors have greater resources and lending limits than the Company and offer services that the Company does not currently provide. In addition, non-depository institution competitors are generally not subject to the extensive regulation applicable to the Company. Recently enacted federal legislation is pending which may permit commercial banks to establish operations nationwide, further increasing competition from out-of-state financial institutions. See "Supervision and Regulation."

REGULATORY ENVIRONMENT

   The banking industry is heavily regulated. The success of the Company and the Bank depends not only on competitive factors but also on the cost of complying with state and federal regulations affecting banks, and bank holding companies. The Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation (the "FDIC") and the Missouri Division of Finance (the "Division of Finance"), while the Company is subject to regulation and supervision by the Board of Governors of the Federal Reserve System (the "FRB"). The burden imposed by federal and state regulations puts banks at a competitive disadvantage compared to lesser regulated competitors such as finance companies, mortgage banking companies and leasing companies. Banking industry regulations are primarily intended to protect depositors, not shareholders, and are undergoing continuous change. The ultimate effect of such changes cannot be predicted. In September 1994, the Community Development and Regulatory Improvement Act and the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 were enacted. Additional statutes affecting financial institutions have been proposed and may be enacted. Regulations now affecting the Company may be modified at any time. There is no assurance that the cost of complying with government regulations will not adversely affect the business and economic performance of the Company. See "Supervision and Regulation."

DILUTION


   Purchasers of the Common Stock offered hereby will experience an immediate substantial dilution of the net tangible book value per share from the public offering purchase price. See "Dilution." Additional dilution may also occur upon the exercise of options to purchase up to 213,000 shares of Common Stock which are currently outstanding, of which options to purchase 176,200 shares were exercisable as of November 30, 1996. See ``Management--Stock Option Plans.''


NO ASSURANCE AS TO SALE OF COMMON STOCK

   The offering requires a minimum of 193,548 shares to be sold, which means that no shares will be sold unless 193,548 shares are sold to the public. Accordingly, there is no assurance that the minimum number of shares will be sold.

LACK OF DIVERSIFICATION

   As a bank holding company subject to federal and state regulation, the Company may not engage in businesses other than those approved by the Board of Governors of the Federal Reserve System as closely related to the business of banking. Thus, the Company will not have the benefit of reducing risks by diversifying among a broader portfolio of operating subsidiaries.

ASSET/LIABILITY MANAGEMENT

   The Company's profitability depends to a great extent upon the Bank's level of net interest income, which is the difference between the interest income earned on loans and investments and the interest expense paid on deposits and other borrowings. Although the maturities of the Bank's assets are well balanced in relation to maturities of liabilities, the management of interest rate risk is an ongoing issue which must be addressed continuously to estimate changes in the general level of interest rates and the impact of such change on the yields earned on assets and the rates paid on liabilities. Rate changes can vary depending upon the level of rates and the competitive factors. If the maturities of assets and liabilities are not properly balanced, a rapid increase or decrease in interest rates could have an adverse effect on the net interest margins and results of operations of the Bank and the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Interest Rate Sensitivity".

   The results of operations of the Company are affected by the credit policies of monetary authorities, particularly the Federal Reserve. There can be no assurance that the effect of actions by monetary and fiscal authorities, including the Federal Reserve, will not have an adverse effect on the deposit levels, net interest margin, loan demand, or the business and earnings of the Company.


                                  THE COMPANY
                                  -----------

   Enterbank Holdings, Inc. (the "Company"), was incorporated under the laws of the State of Delaware on December 30, 1994, and was formed for the sole purpose of providing a holding company structure for the ownership of Enterprise Bank, a Missouri banking corporation. The Company acquired Enterprise Bank (the "Bank") through a tax-free exchange by Bank shareholders in May 1995. The bank holding company ownership structure gives the Bank a source of capital and financial strength and allows the organization some flexibility in expanding the products and services offered to clients.

   The Bank began operation on May 9, 1988, as a newly formed and chartered Missouri financial institution. Commercial banking services have been provided to Bank customers from a single location in the City of Clayton, St. Louis County, Missouri. There are plans to add additional facilities in the near future in St. Charles County and the Sunset Hills area of St. Louis County.

   The Company organized Enterprise Capital Resources, Inc. ("Capital Resources") in 1995 as a wholly-owned subsidiary to provide merchant banking services to closely-held businesses and their owners. Capital Resources has formed a wholly-owned subsidiary, Enterprise Capital Management, Inc. ("Capital Management"), which manages and acts as the general partner of The Enterprise Fund, L.P., a licensed Small Business Investment Company ("SBIC") under the regulations of the Small Business Administration providing venture capital to growing companies.

   As used herein, unless the context indicates otherwise, the term "Company" refers to Enterbank Holdings, Inc. Enterprise Bank is referred to herein as the "Bank". Enterbank Holdings, Inc. and all of its subsidiaries are referred collectively as the "Organization".

   The Company's executive offices are located at 150 North Meramec, Clayton, Missouri. The Company's telephone number is (314) 725-5500.


                                USE OF PROCEEDS
                                ---------------

   The net proceeds to the Company from the sale of the Common Stock, after deducting estimated expenses of the Offering, will be approximately $2,880,000 if the minimum number of shares are sold and $6,880,000 if the maximum number are sold.

   The Company intends to use the net proceeds of the offering as follows:

                                                             Minimum                       Maximum
                                                           Approximate      Percent      Approximate         Percent
              Use                                            Amount        of Total        Amount           of Total
              ---                                            ------        --------        ------           --------
Retirement of debt                                         $  300,000       10.4%        $  300,000           4.4%
General corporate purposes and working capital              2,580,000       89.6%         6,580,000          95.6%
                                                           ----------       ----         ----------          ----
      Total                                                $2,880,000        100%        $6,880,000           100%

   The retirement of debt section relates to the current outstanding balance of the Company's $1,000,000 unsecured line of credit. This line of credit is a one-year revolving line of credit bearing interest at the lender's prime rate, currently 8.25%, and maturing April 23, 1997. A portion of the net proceeds will be used to retire the outstanding balance under such line of credit.


   The remaining net proceeds of the Offering will be used to strengthen the Company's capital base and in turn the Bank's capital base as the Company makes additional capital contributions to the Bank. The Bank requires additional capital from time to time to assure the Bank meets or exceeds required regulatory capital ratios. The business plan for the Company provides for future growth and expansion of the Bank by establishing facilities in St. Charles County and the Sunset Hills area of St. Louis County, and it is anticipated that the additional business generated by such facilities may require additional capital in order to assure that the Bank continues to meet or exceed such regulatory capital ratios. However, the net proceeds of the Offering are not necessary in order for the Bank to continue to meet the requisite capital ratios. See ``Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Adequacy.''


   Pending such uses, the net proceeds will be invested in a variety of short-term assets, including federal funds, interest-bearing deposits in other banks, and similar investments.

                                 CAPITALIZATION
                                 --------------

   The following table sets forth the capitalization of the Company as of September 30, 1996 and the pro forma capitalization as of such date to give effect to the issuance of the minimum and maximum number of shares of Common Stock offered hereby and the application of the proceeds.

                                                                   As Adjusted
                                                                  ------------

                                                           If 193,548     If 451,612
                                            Actual at        Shares         Shares
                                       September 30, 1996   Are Sold       Are Sold
                                       ------------------   --------       --------
Short-term debt                            $   300,000            --             --
                                           ===========     ==========     ==========

Shareholders' equity:

   Common stock                            $    16,624         18,559         21,140

   Additional paid-in surplus                9,595,956     12,474,021     16,471,440

   Retained earnings, net of
      unrealized losses on available
      for sale securities                    4,710,725      4,710,725      4,710,725
                                           -----------     ----------     ----------

Total Shareholders' equity                 $14,323,305     17,203,305     21,203,305
                                           ===========     ==========     ==========


                                    DILUTION
                                    --------

   Purchasers of the Common Stock being offered hereby will pay $15.50 per share. As of September 30, 1996, the Company had an aggregate of 1,662,360 shares of Common Stock outstanding and a net tangible book value, as reflected on its balance sheet of $14,312,305 or $8.61 per share. "Net tangible book value per share" represents the Company's total tangible assets less its liabilities, divided by the number of shares of Common Stock outstanding.

   After giving pro forma effect to this Offering, the Company will have an aggregate of 2,113,972 shares of Common Stock outstanding (assuming the maximum 451,612 shares offered hereby are sold) and a net tangible book value of $21,192,305, or approximately $10.02 per share. As a result of the Company's shares being sold for an amount greater than the net tangible book value per share, new Shareholders will experience an immediate dilution in net tangible book value per share of Common Stock of $5.48 from the $15.50 per share purchase price, while the present Shareholders will receive an immediate increase in the net tangible book value of the Common Stock of $1.41 per share. Such dilution represents the difference between the public offering price per share and the book value per share immediately after completion of the offering. The increase in book value per share of Common Stock held by the current Shareholders would be solely attributable to the cash paid by new Shareholders for their Common Stock. In the event the Company sells only 193,548 shares, the Company will have an aggregate of 1,855,908 shares of Common Stock outstanding and a net tangible book value of $17,192,305, or approximately $9.26 per share. New Shareholders will experience an immediate dilution in net tangible book value per share of Common Stock of $6.24 from the $15.50 purchase price, while the present Shareholders will receive an immediate increase in the net tangible book value of Common Stock of $0.65 per share.

   The following table illustrates such dilution in net tangible book value to new investors:

                                                             If 193,548     If 451,612
                                                               Shares         Shares
                                                              Are Sold       Are Sold
                                                              --------       --------
Price per share                                                $15.50         $15.50
Net tangible book value per share before offering                8.61           8.61
Net tangible book value per share before offering
    assuming exercise of 176,200 outstanding
    vested options                                               8.32           8.32
Pro forma net tangible book value after offering                 9.26          10.02
Pro forma net tangible book value after offering
    assuming exercise of 176,200 outstanding
    vested options                                               8.95           9.69

   The following table summarizes, on a pro forma basis as of September 30, 1996, the number of shares of Common Stock previously purchased from the Company, the total consideration paid, and the average price paid per share by the existing Shareholders and by the new investors purchasing the shares of Common Stock offered hereby:

                                                                      If 193,548 shares are sold.

                                                Shares Purchased<F1>          Total Consideration           Average
                                                                                                           Price Per
                                              Number           Percent      Amount           Percent         Share
Existing Shareholders                        1,662,360           89.6%    $ 9,612,580          76.9%       $  5.78

New Investors                                  193,548           10.4       2,880,000          23.1          15.50
                                             ---------          -----     -----------         -----

   Total                                     1,855,908          100.0%    $12,492,580         100.0%
                                             =========          =====     ===========         =====

                                                                      If 451,621 shares are sold.

                                                Shares Purchased<F1>          Total Consideration           Average
                                                                                                           Price Per
                                              Number           Percent      Amount           Percent         Share
Existing Shareholders                        1,662,360           78.6%    $ 9,612,580          58.3%       $  5.78

New Investors                                  451,612           21.4       6,880,000          41.7          15.50
                                             ---------          -----     -----------         -----

   Total                                     2,113,972          100.0%    $16,492,580         100.0%
                                             =========          =====     ===========         =====

------------------------
<F1> Does not include total shares of Common Stock issuable upon exercise of options under the Company's Stock Option Plans. See "Management - Stock Option Plans."

                                    BUSINESS
                                    --------

GENERAL

   The Company is a one-bank holding company headquartered in St. Louis County, Missouri. The Company conducts its banking activities through its wholly-owned subsidiary, Enterprise Bank (the "Bank"). Additionally, the Company operates other subsidiaries related to its merchant banking activities.

STRATEGY

   The Company's strategy is to provide a complete range of financial services designed to appeal to closely-held businesses and their owners and employees, and to professional persons in the St. Louis metropolitan area, consisting of the City of St. Louis, Missouri, the Missouri counties of St. Louis, St. Charles, Jefferson, Franklin, Lincoln and Warren and the Illinois County of St. Clair. The Company's goal is to grow its operations within its defined market niche by being well-managed, well-capitalized, and disciplined in its approach to managing and expanding its operations as growth opportunities arise. The Company believes its goals for such growth can be accomplished while providing attractive returns on Shareholders' equity. Operations growth and return on Shareholders' equity are the financial measures the Company considers most critical in measuring success.

   The Company currently delivers a full range of commercial banking services to the closely-held business market through the Bank, which was founded in 1988. Merchant banking and venture capital services are conducted through the Company's subsidiaries, Enterprise Capital Resources, Inc. and Enterprise Capital Management, Inc. The Company began offering merchant banking and venture capital services in 1995. The Company plans to continue to expand the range of services it provides within its market niche while expanding the base of customers to which it provides its current services.

THE BANK

   The Bank offers a broad range of commercial and personal banking services to its customers. Loans include commercial, commercial real estate, financial and industrial development, real estate construction and development, residential real estate and a small amount of consumer loans. Other services include merchant credit card processing services, cash management services, safe-deposit boxes, and lock boxes. The Bank does not have trust powers.

   Deposit services include certificates of deposit, checking and other demand deposit accounts, interest-bearing checking accounts, savings accounts, and money market accounts. The Bank provides ATM cards to its customers and encourages their use by allowing a number of transactions per month at no charge to the customer.

   Management believes that the Bank is able to compete effectively in its market because: (i) the Company's officers and senior management maintain close working relationships with their commercial customers and their businesses; (ii) the Bank's management structure enables it to react more quickly to customer requests for deposit services and loan requests than larger competitors; (iii) the Bank's management and officers have significant experience in the communities serviced by the Bank; (iv) the Company's focus on the closely-held business and professional market; and (v) industry consolidation has resulted in fewer independent banks and fewer banks serving the Bank's target market niche. Management believes that the Bank is the only bank in its market area whose primary strategy is to focus on closely-held businesses, and their owners and employees.

   The Bank's historical growth strategy has been both customer and asset driven. The Bank continuously seeks to add customers that fit its target market. This strategy has enabled the Bank to attract customers whose borrowing needs have grown along with the Bank's increasing capacity to fund loan requests. Additionally, the Bank has increased its loan portfolio based on lending opportunities developed by calling officers, which meet the Bank's underwriting standards. The Bank funds its loan growth by attracting deposits from its business and professional customers and by attracting wholesale deposits which are considered stable deposit sources and which are priced at levels below the Bank's alternative cost of borrowing funds. The Bank has generally not advertised for deposits.

   The Bank's operating strategy results in efficient operating ratios despite its increasing investment in sales personnel whose goal is to expand the number and depth of the Bank's customer relationships. The Bank can expand its customer relationships and control operating costs by: (i) operating a small number of offices with a high per office asset base; (ii) emphasizing commercial loans which tend to be larger in size than retail loans;
(iii) employing an experienced staff, all of whom are rewarded on the basis of sales and customer service; (iv) improving data processing and operational systems to increase productivity and control risk; (v) leasing facilities so that capital can be deployed more effectively to support growth in earning assets; and, (vi) outsourcing services where possible.

   The Bank has a strong orientation toward commercial banking, with a specific focus on closely-held businesses, and their owners and employees, and professionals located in its target service areas. The Bank stresses personal service, flexibility in structuring loans and deposit relationships to meet the customer's needs, and timely responsiveness to the needs of its customers. Senior management of the Bank makes it a practice to maintain close working relationships and personal contact with its commercial customers.

   The Bank's Board of Directors is comprised primarily of business owners and professionals who fit the target customer profile of the Bank. The Board of Directors takes an active role in the Bank's business development activities and the credit review process. Its input and understanding of the needs of the Bank's current and target customers is considered to be a critical factor in the Bank's past success and its plans for future growth.

   The Bank has historically had a low turnover of relationship officers, and its policy is to keep officers assigned to accounts for long periods of time. This practice improves each officer's understanding of clients' businesses and results in knowledgeable credit assessments and superior customer service. Relationship officers are supported by credit analysts and other support personnel who are familiar with each assigned customer, thus creating a team approach to serving a customer's needs. A significant portion of the Bank's new business results from referrals from existing customers.

   The Bank's growth in loans and profitability has been due in large measure to its strategy of targeting closely-held businesses, and to the business and personal relationships and long experience of the Bank's management and directors in the St. Louis community, rather than as a result of greater risk-taking or price concessions.

   The Bank's current legal lending limit is in excess of $3,000,000. Any loan request in excess of $400,000 requires approval by a committee of the Bank's Board of Directors. Loan requests in excess of $1,500,000 require approval by the Bank's full Board of Directors. As of September 30, 1996 the Bank had 21 customers with outstanding loans or unfunded commitments exceeding $1,000,000, but none in excess of $2,000,000. None of these large loans are considered by management to be problem credits.

   Recent acquisitions and mergers in the St. Louis market have resulted in few remaining banks in the $100 million to $1 billion asset size and, in the belief of management, none whose primary focus is small and medium-sized commercial customers. Management believes that these conditions will continue into the foreseeable future and provide the basis for the Bank's continued growth in the coming years. Additionally, the Company plans to continue to expand the range of services it provides to both current and future customers who fit within its market niche.

MARKET AREAS AND APPROACH TO EXPANSION

   The Company plans to expand its Bank operations using its current strategy and delivering its services to new business markets through new facilities located in areas of high growth for the Company's established market niche. As mentioned above, the Company believes that local management and the involvement of a Board of Directors comprised of local business persons and professionals are key ingredients for success. Management believes that credit decisions, pricing matters, business development strategies, etc. should be made locally by managers, all of whom either have or following the offering will have an equity stake in the Company, along with the Bank's Board of Directors. See "Management." The Company's plans to grow its St. Charles County and Sunset Hills units are built upon such local involvement and presence. The Company, as part of its expansion effort, plans to continue its strategies of operating a small number of offices with a high per office asset base, emphasizing commercial loans, and employing experienced staff who are rewarded on the basis of sales and customer service.

   The following is a list of the Bank's current and planned facilities:

Operating Unit                                  Address
--------------                                  -------
Current
-------
Enterprise Bank, Clayton                        150 North Meramec, Clayton, Missouri 63105

Planned
-------
Enterprise Bank, St. Charles<F1>                300 St. Peters Center Blvd., St. Peters, Missouri 63376

Enterprise Bank, Sunset Hills<F2>               3890 South Lindbergh Blvd., Sunset Hills, Missouri 63127

<F1> The St. Charles facility currently operates from a temporary facility located on the site of its permanent location. The facility can make loans, collect deposits, and offers substantially all of the products and services that will be offered from the Bank's permanent facility. The targeted opening date for the permanent facility is June of 1997.

<F2> The lease for the planned office is contingent upon approval of the location by the Missouri Commissioner of Finance and the FDIC. The Sunset Hills facility is expected to be operational in July of 1997.

ENTERPRISE CAPITAL RESOURCES

   Enterprise Capital Resources, Inc. ("Capital Resources"), a wholly-owned subsidiary of the Company, was organized in 1995 to provide merchant banking services to closely-held businesses and their owners as part of the Company's overall strategy to deliver financial services to that market.

Operations to date have consisted of formation of a Small Business Investment Company (SBIC) which is managed by Enterprise Capital Management, Inc. ("Capital Management"), a wholly-owned subsidiary of Capital Resources, and, to a lesser extent, fee-based services related to capital formation and company acquisition. Capital Management acts as the general partner of The
Enterprise Fund, L.P. ("Enterprise Fund"), a licensed SBIC formed in 1995 under the regulations of the Small Business Administration ("SBA"). The Enterprise Fund provides venture capital to growing companies in need of additional capital which qualify under the SBA's definition of a small business eligible for investment by an SBIC. The Enterprise Fund may also participate in certain qualifying management buy out situations involving companies eligible for investment by an SBIC. The Enterprise Fund began its operations in the fourth quarter of 1995. The Fund's committed capital is approximately $10 million, of which $1 million was committed by the Company as a limited partner. Capital Management collects annual management fees of 2% of committed capital, plus an incentive payment based upon the investment results achieved over the ten year life of Enterprise Fund.

LENDING ACTIVITIES

   The Company provides a broad range of commercial and retail lending services, including commercial revolving lines of credit, residential and commercial real estate mortgage loans and, to a lesser extent, consumer loans. The Company's primary lending focus is on commercial loans to small and medium-sized businesses and professionals. At September 30, 1996, substantially all loans outstanding were to customers within the Company's market area. See "Business-Market Areas and Approach to Expansion."

   Interest rates charged on loans vary with the degree of risk, maturity, underwriting and servicing costs, loan amount, and extent of other banking relationships maintained with customers, and are further subject to competitive pressures, money market rates, availability of funds and government regulations. Approximately 73% of the loans in the Company's portfolio at September 30, 1996 had interest rates that float with the Company's base rate or some other reference rate.

INVESTMENTS

   The Company's investment policy is designed to enhance net income and return on equity through prudent management of risk; to ensure liquidity for cash-flow requirements; to help manage interest rate risk; to ensure collateral is available for public deposits, advances and repurchase agreements; and to manage asset diversification. The Company, through its Asset/Liability Management Committee ("ALCO"), monitors investment activity and manages the Company's liquidity by structuring the maturity dates of the Company's investments to maintain necessary liquidity. However, the primary goal of the Company's investment policy is to maintain an appropriate relationship between assets and liabilities while maximizing interest rates spreads. Accordingly, the ALCO monitors the sensitivity of its assets and liabilities with respect to changes in interest rates and maturities and directs the overall acquisition and allocation of funds.

DEPOSITS

   The Company's primary source of funds has historically been customer deposits. The Company offers a variety of accounts for depositors designed to attract both short-term and long-term deposits. These accounts include certificates of deposit, savings accounts, money market accounts, checking and negotiable order of withdrawal accounts and individual retirement accounts. Interest-bearing accounts earn interest at rates established by management based on competitive market factors and management's desire to increase or decrease certain types of maturities or deposits.

FACILITIES

   The Company's principal office is located at 150 N. Meramec, Clayton, Missouri 63105. This facility is leased under an agreement that expires in 1999. The operating lease for the Company's principal facility has options to renew the leases for additional periods with future rentals based upon increases in the consumer price index. The lease provides that the Company pay taxes, maintenance, insurance, and certain other operating expenses generally applicable to the leased premises. Rent expense, net of income from the sublet portions of premises, amounted to $202,784 and $200,125 and $180,844 in 1995, 1994, and 1993 respectively.

   The future minimum rental commitments required under the operating lease for 150 N. Meramec are as follows:

      1996                                    $294,318
      1997                                     307,068
      1998                                     307,068
      1999                                     102,356

   The Company has signed preliminary leases for the Sunset Hills and St. Charles locations which are contingent upon obtaining regulatory approval for the facilities. Both of these buildings are currently under construction and are expected to be completed in mid 1997. The lease payments begin upon completion of the buildings and leasehold improvements. Annual rental expense for the Sunset Hills and St. Charles locations are expected to approximate $176,000 and $172,000 respectively.

EMPLOYEES

   At September 30, 1996, the Company had approximately 58 employees, which included 53 full-time employees. None of the Company's employees is covered by a collective bargaining agreement and management believes that its relationship with its employees is good.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                ---------------------------------------
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS
            ---------------------------------------------

INTRODUCTION

   The following discussion and analysis is intended to review the significant factors of the financial condition and results of operations of the Company for the nine months ended September 30, 1996 and September 30, 1995, respectively, and the three-year period ended December 31, 1995. Reference should be made to those statements and the selected financial data presented elsewhere herein for an understanding of the following review.

OVERVIEW

   Since its inception, the Company's objective has been to maximize its return on shareholders' equity and to retain earnings sufficient to support its growth strategy. From December 31, 1991 to September 30, 1996, the Company's shareholders' equity increased 62.5% from $8.8 million to $14.3 million with tangible book value per share increasing from $5.98 to $8.61. From December 31, 1991 to September 30, 1996, the Company's total assets increased 99.8% from $80.5 million to $160.8 million. During this same period, net income per share was $.14, $.33, $.48, $.62 and $.79, for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, respectively and $.74 per share for the nine months ending September 30, 1996. From December 31, 1991 to September 30, 1996, the Company's outstanding loans increased by 142.5% from $53.4 million to $129.5 million. This significant increase has been primarily the result of the Company's focus on local relationship banking and emphasis on commercial lending to privately held businesses and professionals.

NET INCOME ANALYSIS

   Net income for 1995 was $1,304,000 as compared to $1,001,000 for 1994 and $752,000 for 1993. The increase in net income for 1995 as compared to 1994 was due primarily to an increase in net interest income of $1,227,000, partially offset by a $636,000 increase in noninterest expense. The increase in net income for 1994 as compared to 1993 was primarily due to a $1,124,000 increase in net interest income, partially offset by a $445,000 increase in noninterest expense. The Company continues to realize the benefits from the economies of size associated with growth of its earning asset base.

   Net income was $1,266,000 as compared to $910,000 for the nine months ended September 30, 1996 and 1995, respectively. The earnings increase was due primarily to an increase in net interest income, loan fee income and noninterest expense control in relationship to asset growth.

NET INTEREST INCOME

   The largest component of the Company's net income is its net interest income. Net interest income is the difference between interest income, principally from loans and investment securities, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, net interest spread and net interest margin. Volume refers to the average dollar levels of interest-earning assets and interest-bearing liabilities. Net interest spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. Net interest margin refers to net interest income divided by average interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities. The Company's net interest income increased by 25% to $6,041,000 during 1995 after an increase of 30% in 1994. The net interest margin was 4.98% in 1995 as compared to 5.07% and 4.57% in 1994 and 1993, respectively.

   The decrease in the net interest margin during 1995 primarily resulted from the change in the mix of earning assets from higher yielding loans to lower yielding securities and federal funds sold. The Company's average loan to asset ratio decreased to 71.84% from 73.41% for 1995 and 1994, respectively. The Company also increased its average yield on earning assets from 7.78% in 1994 to 9.00% in 1995. For the same periods, the average cost of interest-bearing liabilities increased from 3.36% to 4.94%, primarily resulting from a general rise in the interest rate environment. The Company's average federal funds sold position increased from $8,603,000 in 1994 to $12,837,000 in 1995. This shift in asset mix further impacted the net interest margin.

   The increase in the net interest margin during 1994 versus 1993 primarily resulted from an overall increase in the level of interest rates. Additionally, the average yield on earning assets increased to 7.78% in 1994 versus 7.14% in 1993. This compares to an average yield of 3.36% in 1994, up from 3.11% in 1993 on interest-bearing liabilities.

   During 1995, an increase in the average volume of earning assets caused an increase in interest income of $2,146,000. Additionally, interest income increased $1,398,000 due to an increase in rates on earning assets.
Increases in the average volume of interest-bearing demand deposits, savings and money market accounts, time deposits and federal funds purchased resulted in an increase in interest expense of $1,132,000. Changes in interest rates on the average volume of interest-bearing liabilities resulted in an increase in interest expense of $1,185,000. The net effect of the volume and rate changes associated with all categories in interest-earning assets during 1995 as compared to 1994 increased interest income by $3,544,000 while the net effect of the volume and rate changes associated with all categories of interest-bearing liabilities increased interest expense by $2,317,000.

   During 1994, increases in the average volume of all interest-earning assets resulted in an increase in interest income of $1,113,000. Changes in interest rates on the average volume of loans, investment securities, federal funds sold and other interest bearing assets resulted in an increase in interest income of $498,000. Increases in the average balances of all interest-bearing liabilities resulted in an increase in interest expense of $372,000. Changes in interest rates on the average volume of interest-bearing liabilities resulted in an increase in interest expense of $115,000.
The net effect of the volume and rate changes associated with all categories of interest-earning assets during 1994 as compared to 1993 increased interest income by $1,611,000, while the net effect of the volume and rate changes associated with all categories of interest-bearing liabilities increased interest expense by $487,000.

   Net interest income was $5,118,076 for the first nine months of 1996, a 15.9% increase from the same period in 1995. Interest income increased $1,181,206 for the first nine months of 1996, and interest expense increased $479,231 as compared to the same period of 1995. These increases are primarily attributable to the increased volume of earning assets and interest-bearing deposits.

   The following table presents, on a tax equivalent basis for the periods indicated, certain information related to the Company's average balance sheet items or accounts and its average yield on assets and average cost of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from quarterly averages, which are indicative of daily averages.

                                                                                              Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------------------
                                                              1995                                       1994
-------------------------------------------------------------------------------------------------------------------------------
                                                       Percent    Interest  Average               Percent     Interest  Average
                                            Average    of Total    Income/   Yield/    Average    of Total     Income/   Yield/
                                            Balance     Assets     Expense    Rate     Balance     Assets      Expense    Rate
-------------------------------------------------------------------------------------------------------------------------------
                                                      (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Loans<F1>                                $ 94,737     71.84%    $ 9,394    9.92%    $ 76,263     73.41%     $6,612     8.67%
   Taxable investments in debt
     securities                               13,093      9.93         745    5.69        9,407      9.06         369     3.92
   Non-taxable investments in debt
     securities<F2>                              687      0.52          42    6.11          561      0.54          33     5.88
   Federal funds sold                         12,837      9.73         745    5.80        8,603      8.28         367     4.27
   Certificates of deposit                        63      0.05           2    3.17           98      0.09           3     3.06
                                            --------    ------     -------    ----     --------    ------      ------     ----
Total interest-earning assets                121,417     92.07      10,928    9.00       94,932     91.38       7,384     7.78
                                                                   -------    ====                             ------     ====
Noninterest-earning assets:
   Cash and due from banks                     7,856      5.96                            6,430      6.19
   Office equipment and leasehold
     improvements                                766      0.58                              629      0.61
   Prepaid expenses and other assets           3,025      2.30                            2,773      2.67
   Allowance for loan losses                  (1,196)    (0.91)                            (879)    (0.85)
                                            --------    ------                         --------    ------
   Total Assets                             $131,868    100.00%                        $103,885    100.00%
                                            ========    ======                         ========    ======

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
   Interest-bearing transaction
     accounts                                 14,002     10.62%        352    2.51%      14,226     13.69%        292     2.05%
   Money market                               38,084     28.88       1,741    4.57       33,548     32.29       1,053     3.14
   Savings                                     1,068      0.81          32    3.00        1,275      1.23          33     2.59
   Certificates of deposit                    45,669     34.63       2,760    6.04       27,440     26.41       1,190     4.34
   Federal funds purchased                        41      0.03           2    4.88           36      0.03           2     5.56
                                            --------    ------     -------    ----     --------    ------      ------     ----
Total interest-bearing liabilities            98,864     74.97       4,887    4.94       76,525     73.65       2,570     3.36
                                                                   -------    ====                             ------     ====
Noninterest-bearing liabilities:
   Demand deposits                            20,532     15.57                           16,686     16.07
   Other liabilities                             755      0.57                              369      0.36
                                            --------    ------                         --------    ------
   Total Liabilities                         120,151     91.11                           93,580     90.08
Shareholders' equity                          11,717      8.89                           10,305      9.92
                                            --------    ------                         --------    ------
   Total Liabilities and Shareholders'
     equity                                 $131,868    100.00%                        $103,885    100.00%
                                            ========    ======                         ========    ======
Net Interest Income                                                $ 6,041                                     $4,814
                                                                   =======                                     ======
Net Interest Margin                                                           4.98%                                       5.07%
                                                                              ====                                        ====

                                                     Year Ended December 31,
-----------------------------------------------------------------------------------
                                                              1993
-----------------------------------------------------------------------------------
                                                       Percent    Interest  Average
                                            Average    of Total    Income    Yield/
                                            Balance     Assets     Expense    Rate
-----------------------------------------------------------------------------------
                                                    (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Loans<F1>                                $ 64,290     71.89%    $ 5,211    8.11%
   Taxable investments in debt
     securities                                7,667      8.57         295    3.85
   Non-taxable investments in debt
     securities<F2>                              101      0.11           8    7.92
   Federal funds sold                          8,357      9.35         243    2.91
   Certificates of deposit                       402      0.46          16    3.98
                                            --------    ------     -------    ----
Total interest-earning assets                 80,817     90.38       5,773    7.14
                                                                   -------    ====
Noninterest-earning assets:
   Cash and due from banks                     6,287      7.03
   Office equipment and leasehold
     improvements                                605      0.68
   Prepaid expenses and other assets           2,396      2.67
   Allowance for loan losses                    (682)    (0.76)
                                            --------    ------
   Total Assets                             $ 89,423    100.00%
                                            ========    ======

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
   Interest-bearing transaction
     accounts                                 14,590     16.32%        371    2.54%
   Money market                               30,976     34.64         883    2.85
   Savings                                       740      0.83          22    2.97
   Certificates of deposit                    20,627     23.07         807    3.91
   Federal funds purchased                       --        --          --      --
                                            --------    ------     -------    ----
Total interest-bearing liabilities            66,933     74.86       2,083    3.11
                                                                   -------    ====
Noninterest-bearing liabilities:
   Demand deposits                            12,457     13.93
   Other liabilities                             426      0.48
                                            --------    ------
   Total Liabilities                          79,816     89.27
Shareholders' equity                           9,607     10.73
                                            --------    ------
   Total Liabilities and Shareholders'
     equity                                 $ 89,423    100.00%
                                            ========    ======
Net Interest Income                                                $ 3,690    4.57%
                                                                   =======    ====
Net Interest Margin

------------------------
<F1>  Average balances include non-accrual loans.  The income on such loans is included in interest but is recognized only upon receipt.  Loan fees included in interest income are approximately $385,000, $293,000, and $295,000 for
      December 31, 1995, 1994, and 1993, respectively.
<F2>  Non-taxable investment income is presented on a fully tax-equivalent basis assuming a tax rate of 34%.

The following table sets forth, on a tax-equivalent basis for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in yield/rates and volume:

                                                                   Amount of Increase (Decrease)
                                                  -------------------------------------------------------------
                                                     1995 Compared to 1994             1994 Compared to 1993
                                                   Increase (Decrease) Due to       Increase (Decrease) Due to
                                                  -------------------------------------------------------------
                                                  Volume<F1>  Rate<F2>     Net     Volume<F1>  Rate<F2>    Net
                                                  ----------  --------     ---     ----------  --------    ---
                                                                    (Dollars in Thousands)
Interest earned on:
  Loans                                             $1,746     $1,036     $2,782     $1,020     $ 381     $1,401
  Taxable investments in debt securities               175        201        376         68         6         74
  Non-taxable investments in debt securities<F3>         8          1          9         28        (3)        25
  Federal funds sold                                   218        160        378          7       117        124
  Certificates of deposit                               (1)       --          (1)       (10)       (3)       (13)
                                                    ------     ------     ------     ------     -----     ------
    Total interest-earning assets                    2,146      1,398      3,544      1,113       498      1,611
                                                    ------     ------     ------     ------     -----     ------
Interest paid on:
  Interest-bearing transaction accounts                 (5)        65         60         (9)      (70)       (79)
  Money Market                                         157        531        688         77        93        170
  Savings                                               (6)         5         (1)        14        (3)        11
  Certificates of deposit                              986        584      1,570        288        95        383
  Federal funds purchased                              --         --         --           2       --           2
                                                    ------     ------     ------     ------     -----     ------
    Total interest-bearing liabilities               1,132      1,185      2,317        372       115        487
                                                    ------     ------     ------     ------     -----     ------
Net interest income                                 $1,014     $  213     $1,227     $  741     $ 383     $1,124
                                                    ======     ======     ======     ======     =====     ======

---------------
<F1>  Change in volume multiplied by yield/rate of prior period.
<F2>  Change in yield/rate multiplied by volume of prior period.
<F3>  Nontaxable investments in debt securities are presented on a fully tax-equivalent basis assuming a tax rate of 34%.

NOTE: The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

LOAN PORTFOLIO

   Loans, as a group, are the largest asset and the primary source of interest income for the Company. Diversification among different categories of loans reduces the risks associated with any single type of loan. The following table sets forth the composition of the Company's loan portfolio by type of loans at the dates indicated:

                                         September 30,                                  December 31,
                                      -------------------    --------------------------------------------------------------------
                                             1996                   1995                    1994                    1993
                                      -------------------------------------------------------------------------------------------
                                                  Percent                Percent                  Percent                 Percent
                                                 of Total               of Total                 of Total                of Total
                                      Amount       Loans      Amount      Loans       Amount       Loans      Amount       Loans
                                      ------       -----      ------      -----       ------       -----      ------       -----
                                                                  (Dollars in Thousands)
Commercial and industrial            $ 42,360       32.66%   $ 43,728      39.59%    $ 30,001       35.01%   $ 30,896       42.78%
Real estate:
   Commercial                          23,918       18.43      25,507      23.09       22,333       26.06      16,746       23.19
   Construction                        23,940       18.46      11,634      10.53       10,186       11.89       7,638       10.58
   Residential                         36,013       27.76      24,537      22.21       21,483       25.07      16,109       22.31
Consumer and other                      3,490        2.69       5,058       4.58        1,684        1.97         826        1.14
                                     --------      ------    --------     ------     --------      ------    --------      ------
Total Loans                          $129,721      100.00%   $110,464     100.00%    $ 85,687      100.00%   $ 72,215      100.00%
                                     ========      ======    ========     ======     ========      ======    ========      ======

   The Company's subsidiary bank grants commercial, residential and consumer loans primarily in the St. Louis metropolitan area. The Company has a diversified loan portfolio, with no particular concentration of credit in any one economic sector; however, a substantial portion of the portfolio is secured by real estate. As of year end 1995, $61,678,000 in loans, or 56% of the loan portfolio, involved real estate as part or all of the collateral package. Of these loans, $23,533,000, or 38%, were personal and business loans and loans on owner-occupied properties. Management views these types of loans as having less risk than traditional real estate loans because the primary source of repayment for the loans is not dependent upon the cash flow or sale of the real estate securing the loans. When evaluating the appropriateness of the allowance for loan losses, these loans are evaluated based on commercial considerations such as the financial condition, cash flow and income of the borrower as well as the value of all collateral securing the loans, including the market value of any real estate securing the loan.

   The following table sets forth the interest rate sensitivity of the loan portfolio at December 31, 1995:

                                                     Loans Maturing or Repricing
                                        -----------------------------------------------------
                                                        After One
                                        In One Year      Through         After
                                          or Less      Five Years      Five Years       Total
                                          -------      ----------      ----------       -----
                                                        (Dollars in Thousands)
FIXED RATE LOANS
----------------
Commercial and industrial                 $ 2,606        $ 2,766        $   --         $  5,372
Real estate:
    Commercial                              2,218          5,131             13           7,362
    Construction                              --             --             --              --
    Residential                             2,134          4,935             12           7,081
Consumer and other                            112          3,168            --            3,280
                                          -------        -------        -------        --------
         Total                            $ 7,070        $16,000        $    25        $ 23,095
                                          =======        =======        =======        ========

VARIABLE RATE LOANS
-------------------
Commercial and industrial                 $38,349        $   --         $   --         $ 38,439
Real estate:
    Commercial                             18,149            --             --           18,149
    Construction                           11,634            --             --           11,634
    Residential                            17,459            --             --           17,459
Consumer and other                          1,778            --             --            1,778
                                          -------        -------        -------        --------
         Total                            $87,369        $   --         $   --         $ 87,369
                                          =======        =======        =======        ========

TOTAL LOANS
-----------
Commercial and industrial                 $40,955        $ 2,766        $   --         $ 43,721
Real estate:
    Commercial                             20,367          5,131             13          25,511
    Construction                           11,634            --             --           11,634
    Residential                            19,593          4,935             12          24,540
Consumer and other                          1,890          3,168            --            5,058
                                          -------        -------        -------        --------
         Total                            $94,439        $16,000        $    25        $110,464
                                          =======        =======        =======        ========

PROVISION FOR LOAN LOSSES

   The provision for loan losses charged to expense was $631,000, $450,000 and $162,000 in 1995, 1994 and 1993, respectively. Although the Company has not experienced significant loan losses with any one particular category or class of loans, management remains cognizant of the credit risks associated with the business and the Company's increase in loan volume. The Company has charged-off a total of $492,717 in principal from January 1, 1993 through September 30, 1996. Total recoveries for the same period are $54,820, resulting in historical net charge-off experience of $437,897.

   The allowance for loan losses is maintained at a level considered adequate to provide for potential losses. The provision for loan losses is based on a periodic analysis which considers, among other factors, current economic conditions, loan portfolio composition, past loan loss experience, independent appraisals, loan collateral and payment experience. In addition to the allowance for estimated losses on identified problem loans, an overall unallocated allowance is established to provide for unidentified credit losses inherent in the portfolio. As adjustments to the allowance for loan losses become necessary, they are reflected in the results of operations in the periods in which they become known.

   Management believes the allowance for loan losses is adequate to absorb losses in the loan portfolio. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the Company to increase the allowance for loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

   While the Company has benefited from very low historical net charge-off experience during an extended period of rapid loan growth, management remains cognizant that historical loan loss and nonperforming asset experience may not be indicative of future results. If the experience were to deteriorate and additional provisions for loan losses were required, future operating results would be negatively impacted. Both management and the Board continually monitor changes in asset quality, market conditions, concentration of credit and other factors which impact the credit risk associated with the Company's loan portfolio.
   The provision for loan losses charged to operations was $144,000 for the nine months ended September 30, 1996 compared to $290,000 for the same period in 1995. The decrease in provision for loan losses resulted from an increase in the overall quality of the loan portfolio and net recoveries of $11,000.
The allowance for loan losses increased $155,000 to $1,555,000 during the nine months ended September 30, 1996 to account for loan growth of $19 million and improved asset quality. During the same period, impaired loans decreased from $1,055,000 to $475,588 and the allowance for loan losses to non-performing loans increased from 1,308% to 1,453%. The Company increased the allowance for loan losses during the nine months ending September 30, 1995 due to loan growth of $12 million in the same period and the effects of an anticipated charge off of two specific loans in the fourth quarter of 1995. During the fourth quarter of 1995 the Company incurred net charge offs of $231,000 and increased the allowance for loan losses an additional $110,000.
   As of December 31, 1995 and September 30, 1996, the Company had 5 and 7 impaired loans in the amount of $1,055,000 and $475,588 respectively, all of which are considered potential problem loans. Non-performing assets decreased during the nine months ended September 30, 1996 by $7,000, from $988,000 as of December 31, 1995.

   The following table sets forth information concerning the Company's nonperforming assets as of the dates indicated:

                                                                                          December 31,
                                                                              ----------------------------------
                                                            September
                                                               1996           1995           1994           1993
                                                               ----           ----           ----           ----
                                                                             (Dollars in Thousands)
   Non-accrual loans                                         $    107      $    107       $    --         $   566
   Loans past due 90 days or more                                 --            --             --             --
   Restructured loans                                             --            --             --             --
                                                             --------      --------       --------        -------
      Total non-performing loans                                  107           107              0            566
   Foreclosed property                                            874           881          1,776          1,496
                                                             --------      --------       --------        -------
   Total non-performing assets                               $    981      $    988       $  1,776        $ 2,062
                                                             ========      ========       ========        =======

   Total Assets                                              $160,767      $153,706       $122,212        $99,266
   Total Loans                                                129,721       110,464         85,687         72,215
   Total Loans plus Foreclosed Property                      $130,383      $111,345       $ 87,463        $73,711

   Non-performing loans to total loans                           0.08%         0.10%          0.00%          0.78%
   Non-performing assets to loans plus
      foreclosed property                                        0.75          0.89           2.03           2.80
   Non-performing assets to total assets                         0.61%         0.64%          1.45%          2.08%

   The following table summarizes changes in the allowance for loan losses arising from loans charged-off and recoveries on loans previously charged-off, by loan category and additions to the allowance that have been charged to expense:

                                                                                         December 31,
                                                                              ----------------------------------
                                                         September 30,
                                                             1996             1995           1994           1993
                                                             ----             ----           ----           ----
                                                                            (Dollars in Thousands)
Allowance at beginning of period                           $  1,400        $  1,000        $   722        $   606
                                                           --------        --------        -------        -------
Loans charged off:
   Commercial and industrial                                    --               19             45             27
   Real estate:
      Commercial                                                --              118            132            --
      Construction                                              --              --             --             --
      Residential                                               --              106            --              32
   Consumer and other                                           --              --              14            --
                                                           --------        --------        -------        -------
   Total loans charged off                                 $    --         $    243        $   191        $    59
                                                           ========        ========        =======        =======
Recoveries of loans previously charged off:
   Commercial and industrial                               $    --         $    --         $    18        $     9
   Real estate:
      Commercial                                                --               12            --             --
      Construction                                              --              --             --             --
      Residential                                                10             --             --               3
   Consumer and other                                             1             --               1              1
                                                           --------        --------        -------        -------
   Total recoveries of loans previously charged off              11              12             19             13
                                                           --------        --------        -------        -------
Net loans charged off (recovered)                               (11)            231            172             46
                                                           --------        --------        -------        -------
Provisions charged to operations                                144             631            450            162
                                                           --------        --------        -------        -------
Allowance at end of period                                 $  1,555        $  1,400        $ 1,000        $   722
                                                           ========        ========        =======        =======

Average Loans                                              $116,958        $ 94,737        $76,263        $64,290
Total Loans                                                 129,721         110,464         85,687         72,215
Nonperforming Loans                                             107             107            --             566

Net charge-offs (recoveries) to average
   loans                                                      (0.01)%          0.24%          0.23%          0.07%
Allowance for loan losses to
   loans                                                       1.20            1.27           1.17           1.00
Allowance for loan losses to
   non-performing loans                                    1,453.27 %      1,308.41%           N/A         127.56%


   The following table sets forth the allocation of the allowance for loan losses by loan category as an indication of the estimated risk of loss for each loan type. The unallocated portion of the allowance is intended to cover loss exposure related to potential problem loans for which no specific allowance has been estimated and for the possible risks in the remainder of the loan portfolio.

                                                                    December 31,
                                --------------------------------------------------------------------------------------
                                          1995                         1994                          1993
                                --------------------------------------------------------------------------------------
                                              Percent of                    Percent of                    Percent of
                                             Loans in Each                 Loans in Each                 Loans in Each
                                              Category to                   Category to                   Category to
                                Allowance     Total Loans    Allowance      Total Loans     Allowance     Total Loans
                                ---------     -----------    ---------      -----------     ---------     -----------
                                                                      (Dollars in Thousands)
Commercial and industrial       $   348          39.59%       $   247          35.01%         $ 212          42.78%
Real estate:
  Commercial                        264          23.09            218          26.06            145          23.19
  Construction                       93          10.53             69          11.89             41          10.58
  Residential                       510          22.21            350          25.07            214          22.31
Consumer and other                   44           4.58             16           1.97            110           1.14
Not allocated                       140            --             100            --             --             --
                                -------        -------        -------        -------         ------        -------

                                $ 1,400         100.00%       $ 1,000         100.00%         $ 722         100.00%
                                =======         =======       =======         =======         =====         =======

   The above allocation by loan category does not mean that actual loan charge-offs will be incurred in the categories indicated. The risk factors considered in determining the above allocation are the same as those used when determining the overall level of the allowance.

   The policy of the Company is to discontinue the accrual of interest on loans when principal or interest is due and has remained unpaid for 90 days or more.

NONINTEREST INCOME

   In 1995, the Company's noninterest income was $836,271, representing a 3.85% increase from 1994 results. In comparison, 1994 noninterest income of $805,264 represented a 8.28% increase over 1993 results. Service charges on deposit accounts decreased by $36,000, or 21.43%, in 1995 due to a general increase in interest rates and a subsequent increase in the earnings credit offsetting the service charges on commercial checking accounts. Credit card merchant income represented $562,449, $434,991 and $401,967 of non-interest income of 1995, 1994 and 1993, respectively. Corresponding direct expenses relating to the credit card merchant income were $455,718, $321,217 and $301,368 for the same periods.

   Noninterest income increased in 1996 due to income from Capital Resources, the merchant banking subsidiary. Capital Management earned management fee income of $98,675 in 1995 and $156,075 for the nine months ending September 30, 1996. Other fee income earned by Capital Resources consisted of $8,000 in 1995 and $16,000 for the nine months ending September 30, 1996.

   Subsequent to September 30, 1996, the Company entered into a contract to sell its merchant credit card processing portfolio. The terms of the sale call for $400,000 cash upon closing and a three year agency and non-compete agreement with the purchaser. The agency agreement is a revenue sharing agreement based on business referred to the purchaser.
   Noninterest income for the nine months ended September 30, 1996 was $780,444 as compared to $607,945 for the same period in 1995.

NONINTEREST EXPENSE

   Noninterest expense increased $635,974 and $445,036 or 17.91% and 14.33%, respectively, for 1995 and 1994 over the previous year. Noninterest expense for the nine month periods ending September 30, 1996 and 1995 was $3,695,888 and $3,236,842 respectively. Salaries and employee benefits, the largest component of noninterest expense, increased by $528,887 and $191,240, or 34.93% and 14.46%, respectively, for 1995 and 1994. For the nine months ending September 30, 1996 and 1995 salaries and employee benefits were $2,022,917 and $1,528,863 respectively. These increases are primarily attributable to the rapid growth experienced by the Company. The increase in salaries and employee benefits was slightly offset by a decrease in Federal Deposit Insurance Corporation (FDIC) premiums. FDIC insurance expense was $114,944, $194,231 and $154,660 for 1995, 1994 and 1993 respectively. FDIC insurance expense was $1,500 and $102,871 for the nine months ending September 30, 1996 and 1995 respectively.

   Increases in other expenses, comprised of occupancy, data processing, furniture and equipment and other operating expenses have contributed to the increase in noninterest expense exclusive of salaries and employee benefits.

   On August 8, 1995, the FDIC voted to reduce the deposit insurance premiums paid by most members of the Bank Insurance Fund (BIF) and to keep existing assessment rates intact for members of the Savings Association Insurance Fund
(SAIF). The Company's banking subsidiary is member of the BIF. Under the reduced assessment rate schedule for the BIF, the best rated institutions will pay an annual rate of four cents per $100.00 of assessable deposits, down from the previous rate of 23 cents per $100.00. The SAIF members will continue to pay the 23 cents per $100.00 of assessable deposits. The reduction in the BIF became effective June 1, 1995. In addition, as a result of the continued improvement in the capitalization of the FDIC's BIF, the assessment for the best rated BIF members was further reduced to the statutory annual minimum payment of $2,000, effective January 1, 1996.

   In response to concerns that the insurance premium disparity between the BIF and the SAIF could have a negative effect on SAIF insured institutions and the SAIF, legislation was enacted by Congress to, among other things, eliminate the deposit insurance premium disparity by merging the BIF and SAIF into a new Deposit Insurance Fund on January 1, 1999. This legislation is not expected to have a significant effect on the Company.

INCOME TAXES

   Income tax expense was $741,091 for 1995, $606,756 for 1994, and $410,908
for 1993. Income tax expense of $792,553 and $587,227 was recorded for the nine months ended September 30, 1996 and 1995, respectively. The effective tax rate was 36%, 38% and 35% for the years ended December 31, 1995, 1994, and 1993 respectively. The effective income tax rate was 38% and 39% for the nine months ended September 30, 1996 and 1995, respectively.

LIQUIDITY AND INTEREST RATE SENSITIVITY

   Liquidity is provided by the Company's earning assets, including short-term investments in federal funds sold, maturities in the loan portfolio, maturities in the investment portfolio, and amortization of term loans, and by the Company's deposit inflows, proceeds from borrowings, and retained earnings.

   The asset/liability management process, which involves management of the components of the balance sheet to allow assets and liabilities to reprice at approximately the same time, is an ever-changing process essential to minimizing the effect of interest rate fluctuations on net interest income. The following tables reflect the Company's GAP analysis (rate sensitive assets minus rate sensitive liabilities) as of September 30, 1996 and December 31, 1995:

                                                                         September 30, 1996
                                              --------------------------------------------------------------------
                                                              Over             Over
                                                            3 Months          1 Year
                                              3 Months       Through         Through         After
                                              or Less       12 Months        5 Years        5 Years        Total
                                              -------       ---------        -------        -------        -----
   Assets:                                                         (Dollars in thousands)
   Investment securities                      $  1,451      $  9,604         $ 4,756        $    45       $ 15,856

   Loans                                        97,385         6,198          25,913            225        129,721

   Federal funds sold                            5,625           --              --             --           5,625

   Certificates of Deposit                         --            --              --             --             --
                                              --------      --------         -------        -------       --------

Total interest-sensitive assets               $104,461      $ 15,802         $30,669        $   270       $151,202

Liabilities:

   Interest-bearing transaction accounts      $ 12,247      $    --          $   --         $   --        $ 12,247

   Savings and money market accounts            47,403           --              --             --          47,403

   Certificates of deposit                      16,084        36,306           6,143            --          58,533

   Note payable                                    --            300             --             --             300
                                              --------      --------         -------        -------       --------
Total interest-sensitive liabilities            75,734        36,606           6,143            --         118,483
                                              --------      --------         -------        -------       --------

Interest-sensitivity GAP at
September 30, 1996:

   GAP by period                                28,727       (20,804)         24,526            270         32,719
                                              --------      --------         -------        -------       ========
   Cumulative GAP                             $ 28,727      $  7,923         $32,449        $32,719
                                              ========      ========         =======        =======

Ratio of interest-sensitive assets to
   interest-sensitive liabilities:

   Periodic                                       1.38          0.43            4.99            --            1.28
                                                                                                          ========

   Cumulative GAP                                 1.38          1.07            1.27           1.28
                                              ========      ========         =======        =======

   As indicated in the preceding table, the Company was asset sensitive on a cumulative basis in the near term (3 months or less) at September 30, 1996 based on contractual maturities. In this regard, a decrease in the general level of interest rates would generally have a negative effect on the Company's net interest income as the repricing of the larger volume of interest sensitive assets would create a larger reduction in interest revenue as compared to the reduction in interest expense created by the repricing of the smaller volume of interest sensitive liabilities. The Company's revenue was also slightly asset sensitive on a one year basis.

                                                                         December 31, 1995
                                              --------------------------------------------------------------------
                                                              Over             Over
                                                            3 Months          1 Year
                                              3 Months       Through         Through         After
                                              or Less       12 Months        5 Years        5 Years        Total
                                              -------       ---------        -------        -------        -----
   Assets:                                                         (Dollars in thousands)
   Investment securities                      $  3,160      $  3,956         $ 8,160        $ 1,631       $ 16,907

   Loans                                        88,919         5,520          16,000             25        110,464

   Federal funds sold                           16,230           --              --             --          16,230
                                              --------      --------         -------        -------       --------

Total interest-sensitive assets               $108,309      $  9,476         $24,160        $ 1,656       $143,601

Liabilities:

   Interest-bearing transaction accounts      $ 21,663      $    --          $   --         $   --        $ 21,663

   Savings and money market accounts            44,163           --              --             --          44,163

   Certificates of deposit                      18,382        26,036           5,464            --          49,882
                                              --------      --------         -------        -------       --------

Total interest-sensitive liabilities            84,208        26,036           5,464            --         115,708
                                              --------      --------         -------        -------       --------

Interest-sensitivity GAP at December
31, 1995:

   GAP by period                                24,101       (16,560)         18,696          1,656         27,893
                                              --------      --------         -------        -------       ========

   Cumulative GAP                             $ 24,101      $  7,541         $26,237        $27,893
                                              ========      ========         =======        =======

Ratio of interest-sensitive assets to
   interest-sensitive liabilities:

   Periodic                                       1.29          0.36            4.44            --            1.24
                                                                                                          ========

   Cumulative GAP                                 1.29          1.07            1.23           1.24
                                              ========      ========         =======        =======

   As indicated in the preceding table, the Company was asset sensitive on a cumulative basis in the near term (three months or less) and on the one year term at December 31, 1995 based on contractual maturities.

   The following table summarizes certain trends in the Company's balance sheet during the three-year period ended December, 1995:

                                                                          December 31,
                                          ----------------------------------------------------------------------------
                                                1995                          1994                          1993
                                          ----------------------------------------------------------------------------
                                                                      (Dollars in Thousands)
Total Assets                                  $153,706                      $122,212                       $99,266
Earning Assets                                 143,601                       113,627                        92,117
Deposits                                       141,140                       104,799                        89,113
Loans to Deposits                                78.27%                        81.76%                        81.04%
Loans to Total Assets                            71.87                         70.11                         72.75
Investment Securities to Total Assets            11.00                         13.54                          9.75

----------------------------------------------------------------------------------------------------------------------
Loans                                         $110,496                      $ 85,718                       $72,239
Unearned Loan Fees                                 (32)                          (31)                          (24)
                                              --------                      --------                       -------
   Net Loans                                  $110,464                      $ 85,687                       $72,215
                                              ========                      ========                       =======

Investment Securities - AFS<F1>               $ 16,065                      $ 15,740                       $ 2,999
Investment Securities -HTM<F1>                     842                           802                         6,680
                                              --------                      --------                       -------
   Total Investments                          $ 16,907                      $ 16,542                       $ 9,679
                                              ========                      ========                       =======

Investment Securities - AFS<F1>               $ 16,065                      $ 15,740                       $ 2,999
Investment Securities - HTM<F1>                    842                           802                         6,680
Federal Funds Sold                              16,230                        11,300                        10,125
Interest-Bearing Deposits                          --                             98                            98
Loans                                          110,496                        85,718                        72,239
Unearned Loan Fees                                 (32)                          (31)                          (24)
                                              --------                      --------                       -------
   Total Earning Assets                       $143,601                      $113,627                       $92,117
                                              ========                      ========                       =======

<F1> AFS  (Available For Sale)
     HTM  (Held to Maturity)

   The composition of total assets and earning assets remained relatively consistent over the three years ending December 31, 1995. For the nine months ended September 30, 1996 total loans as a percentage of total assets increased to 80.69% from 71.87% as of December 31, 1995.

   Earning assets increased $29,973,819 or 26% from December 31, 1994 to December 31, 1995 while total assets increased $31,494,295 or 26% during the same period. Interest-bearing liabilities increased $34,353,722 while total deposits increased $36,341,152 for the same period.

   The Company's earning assets increased $7,601,485 from December 31, 1995 to September 30, 1996 while total assets increased $7,060,832 during the same period. Total deposit growth for the period was $4,421,203.

   The following table shows, for the periods indicated, the average annual amount and the average rate paid by type of deposit:

                                                                  Year Ended December 31,
                         -------------------------------------------------------------------------------------------------------

                                       1995                                 1994                                1993
                         --------------------------------     -------------------------------     ------------------------------
                                                                   (Dollars in Thousands)

                         Average      Interest                Average     Interest                Average     Interest
                         Balance      Expense        Rate     Balance     Expense        Rate     Balance     Expense       Rate
                         -------      -------        ----     -------     -------        ----     -------     -------       ----
Noninterest-bearing
 demand deposits         $ 20,532         --          -- %    $16,686      $  --          -- %    $12,457      $  --         -- %
Interest-bearing
 transaction accounts      14,002         352        2.51      14,226         292        2.05      14,590         371       2.54%
Money market accounts      38,084       1,741        4.57      33,548       1,053        3.14      30,976         883       2.85%
Savings accounts            1,068          32        3.00       1,275          33        2.59         740          22       2.97%
Certificates of deposit    45,669       2,760        6.04      27,440       1,190        4.34      20,627         807       3.91%
                         --------       -----        ----     -------      ------        ----     -------      ------       ----

                         $119,355       4,885        4.09%    $93,175      $2,568        2.76%    $79,390      $2,083       2.62%
                         ========       =====        ====     =======      ======        ====     =======      ======       ====

   Since inception, the Company has experienced rapid loan and deposit growth primarily due to an aggressive direct calling effort and sustained economic growth in the local market served by the Company. Management has pursued privately held businesses who desire a close working relationship with a locally-managed, full service bank. Additionally, the Company belongs to a national network of time depositors (primarily credit unions) who place time deposits with the Company, typically in increments of $99,000. The Company has used this source of deposits for three years and considers it to be a stable source of deposits that allows the Company to acquire funds at a cost below its alternative cost of funds. There were $16,488,000 of deposits from the national network with the Company as of December 31, 1995. There were $28,203,000 and $17,760,000 of time deposits from the national network with the Company as of September 30, 1996 and September 30, 1995, respectively.


   The following table sets forth the amount and maturity of certificates of deposit that had balances of more than $100,000 at December 31, 1995.

   Remaining Maturity                           Amount
   ------------------                           ------
   Three months or less                        $10,415
   Over three through six months                 4,755
   Over six through twelve months                5,824
   Over twelve months                            2,292
                                               -------

      TOTAL                                    $23,286
                                               =======

   The table below sets forth the carrying value of investment securities held by the Company at the dates indicated:

                                                                              December 31,
                                                  ---------------------------------------------------------------------
                                                          1995                    1994                     1993
                                                  ---------------------------------------------------------------------
                                                              Percent                 Percent                 Percent
                                                              of Total                of Total                of Total
                                                  Amount     Securities   Amount     Securities    Amount    Securities
                                                  ------     ----------   ------     ----------    ------    ----------
                                                                         (Dollars in Thousands)
U.S. Treasury securities and obligations of
   U.S. government corporations and agencies      $15,698       92.85%    $15,740       95.15%     $9,398       97.10%

Municipal Bonds                                       792        4.68         746        4.51         213        2.20

Mortgage-backed securities                             50        0.30          56        0.34          68        0.70

Federal Home Loan Bank Stock                          367        2.17         --          --          --          --
                                                  -------      ------     -------      ------      ------      ------

   Total                                          $16,907      100.00%    $16,542      100.00%     $9,679      100.00%
                                                  =======      ======     =======      ======      ======      ======

   Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") 115 for which the cumulative effect was recorded on the consolidated balance sheet on that date. On January 1, 1994, debt securities with an amortized cost of $280,553 were classified as "held-to-maturity" securities; debt securities with an amortized cost of $9,398,256 were classified as "available-for-sale" securities; a market valuation account was established for the available-for-sale securities of $44,207 to adjust the recorded balance of such securities at January 1, 1994 to their fair value on that date; a deferred tax asset of $15,030 was recorded for the tax effect of the market valuation account; and the net decrease resulting from the market valuation adjustment at January 1, 1994 was recorded as a separate component of shareholders' equity.

   As of December 31, 1995, debt securities with an amortized cost of $841,732 were classified as held-to-maturity securities, debt and equity securities with an amortized cost of $16,102,111 were classified as available-for-sale securities, the market valuation account for the available-for-sale securities was adjusted to $24,361 to decrease the recorded balance of such securities at December 31, 1995 to fair value on that date. The change in the market valuation account and related components resulted from reinvestment of maturing investments at higher market rates in 1995.

   As of September 30, 1996, debt securities with an amortized cost of $938,266 were classified as held-to-maturity securities; debt and equity securities with an amortized cost of $14,962,687 were classified as available-for-sale securities; the market valuation account for the available-for-sale securities was adjusted to approximately $29,677 to decrease the recorded balance of such securities at September 30, 1996 to fair value on that date. The change in the market valuation account and related components resulted from an overall increase in the interest rate environment during the nine months ended September 30, 1996.

   The following table summarizes maturity and yield information on the investment portfolio at December 31, 1995:

                                                                             Weighted
                                                                             Average
                                                        Carrying          Tax-Equivalent
                                                         Value                Yield
                                                        --------          --------------
                                                          (In thousands of dollars)
U.S. Treasury securities and obligations of U.S.
government corporations and agencies
         0 to 1 year                                    $ 6,749               5.31%
         1 to 5 years                                     7,593               5.51
         5 to 10 years                                    1,356               5.87
         No stated maturity                                 --                 --
                                                        -------
             Total                                      $15,698               5.44%
                                                        =======               ====

Municipal Bonds
         0 to 1 year                                    $   --                 -- %
         1 to 5 years                                       567               6.29
         5 to 10 years                                      225               6.10
         No stated maturity                                 --                 --
                                                        -------
             Total                                      $   792               6.26%
                                                        =======               ====

Mortgage-backed securities
         0 to 1 year                                    $   --                 -- %
         1 to 5 years                                       --                 --
         5 to 10 years                                      --                 --
         Over 10 years                                       50               6.38
                                                        -------
             Total                                      $    50               6.38%
                                                        =======               ====

Federal Home Loan Bank Stock
         0 to 1 year                                    $   --                 -- %
         1 to 5 years                                       --                 --
         5 to 10 years                                      --                 --
         No stated maturity                                 367               5.28
                                                        -------
             Total                                      $   367               5.28%
                                                        =======               ====

Total
         0 to 1 year                                    $ 6,749               5.31%
         1 to 5 years                                     8,160               5.57
         5 to 10 years                                    1,581               5.89
         Over 10 years                                       50               6.38
         No stated maturity                                 367               5.28
                                                        -------
             Total                                      $16,907               5.53%
                                                        =======               ====



CAPITAL ADEQUACY

   The Company's Shareholders' equity was $14,323,305 at September 30, 1996. This represented an increase of 18.8% over Shareholders' equity at December 31, 1995. The $2,271,158 increase in Shareholders' equity was the result of $1,266,339 in earnings for the first nine months of 1996, a $5,316 decrease in the unrealized holding loss on investment securities available-for-sale (adjusted for taxes), a

$1,094,280 increase from the exercise of outstanding warrants for common stock, and dividends of $84,146 paid to Shareholders during the nine month period ended September 30, 1996.

   In April 1996, the Company obtained a $1,000,000 unsecured line of credit. The line of credit is a one year interest only note accruing interest at the prime rate. The outstanding principal balance on the loan as of September 30, 1996 was $300,000.

   The Company's Shareholders' equity was $12,052,147, and $10,780,913 at December 31, 1995, and 1994, respectively. During 1995, shareholders' equity increased $1,271,234, or 11.79%, as a result of net income of $1,304,267 and a $63,904 decrease in the net unrealized holding loss on investment securities available-for sale, offset by $102,437 in dividends paid. In addition, equity increased in 1995 by $5,500 due to the exercise of warrants. During 1994, Shareholders' equity increased $838,007, or 8.43%, as a result of net income of $1,001,181 and $12,800 from a stock option exercise, offset by a $59,088 increase in the net unrealized holding loss on investment securities available for sale and $87,709 in dividends paid.

   Risk-based capital guidelines for financial institutions were adopted by regulatory authorities effective January 1, 1991. These guidelines were designed to relate regulatory capital requirements to the risk profile of the specific institutions and to provide for uniform requirements among the various regulators. Currently, the risk-based capital guidelines require the Company to meet a minimum total capital ratio of 8.0% of which at least 4.0% must consist of Tier 1 capital. Tier 1 capital generally consists of
(a) common Shareholders' equity (excluding the unrealized market value adjustments on the available for sale securities), (b) qualifying perpetual preferred stock and related surplus subject to certain limitations specified by the FDIC, and (c) minority interests in the equity accounts of consolidated subsidiaries less goodwill and any other intangible assets and investments in subsidiaries that the FDIC determines should be deducted from Tier 1 capital. The FDIC also requires a minimum leverage ratio of 3.0%, defined as the ratio of Tier 1 capital less purchased mortgage servicing rights to total assets, for banking organizations deemed the strongest and most highly rated by banking regulators. A higher minimum leverage ratio is required of less highly rated banking organizations.

   The following table summarizes the Company's risk-based capital and leverage ratios at the dates indicated:

                                                              December 31
                                 Sept. 30,        ----------------------------------
                                   1996           1995           1994           1993
                                   ----           ----           ----           ----
   Tier I Capital                 10.83%         10.30%         10.76%         13.17%
   Total Risk Based Capital       12.00          11.45          11.76          14.12
   Leverage Ratio                  8.92           7.85           8.89          10.02
   Tangible Capital to Assets      9.89%          8.76%          9.71%         10.74%

   Primary capital, a measure of capital adequacy, includes equity capital, allowance for possible loan losses, and debt considered equity for regulatory capital purposes. Tangible primary capital represents primary capital reduced by total intangible assets included in the balance sheet. At Decem-ber 31, 1995, the Company's primary capital was $13,476,508 compared to $11,869,178 and $10,664,906 at December 31, 1994 and 1993, respectively.
The Company's primary capital to asset ratio on a consolidated basis was 8.77%, 9.71%, and 10.74% at December 31, 1995, 1994, and 1993, respectively.
The Company's tangible primary capital was $13,463,508, $11,869,178 and $10,664,906 at December 31, 1995, 1994, and 1993, respectively.

RECENT SALES OF UNREGISTERED SECURITIES

   On September 30, 1996, the Company issued 198,960 shares of its Common Stock to holders of common stock of the Bank incidental to a plan of reorganization for the purpose of making the Company the sole owner of Bank capital stock. Such securities were issued in reliance on Section 4(2) of the Securities Act of 1933.

RISK MANAGEMENT

   The Company's management objective in structuring the balance sheet is to maximize the return on shareholder's equity while minimizing associated risks, including credit and asset/liability management risk. The risks the Company assumes in providing products to customers is fundamental to its business operation. The following discussion describes these risks as they relate to the Company and the Company's management policies for monitoring and controlling these risks.

   Credit Risk Management. Credit risk management includes defining an accept-able level of risk and return, establishing policies and procedures to govern the credit process, and maintaining a thorough portfolio review function. Credit policies are ultimately the responsibility of the Company's Board of Directors and, as such, are reviewed and approved by the Board of Directors on a regular basis. Additionally, directors of the Bank serve on loan committees which meet semi-monthly to review and act upon loan requests which bring the aggregate indebtedness of a single borrower (plus related entities) above $400,000. Loan requests for less than $400,000 are reviewed and acted upon by a committee of management which includes, among others, the President of the Company, the Presidents of the various bank units, loan officers, and credit analysts. Of equal importance in this risk management process are the ongoing monitoring procedures performed by management.

   Asset/Liability Management Risk. Interest rate risk, investment risk and liquidity risk are dynamic risks associated with the Company's balance sheet. The Asset Liability Committee ("ALCO") consists of management personnel and reports to the Board of Directors. The ALCO meets periodically to review exposure to these risks and recommend adjustments to the components of the balance sheet to effectively manage these risks.

   The ALCO determines the acceptable levels of each type of risk and establishes policies to monitor and govern the risk assessment process. Asset/Liability risks are ultimately the responsibility of the Company's Board of Directors and, as such, the Board of Directors reviews and approves the activities of the ALCO. Management of interest rate, liquidity and investment risks is a dynamic process requiring continuous review. Daily monitoring of these risks are an important part of management responsibilities.

IMPLEMENTATION OF NEW ACCOUNTING PRONOUNCEMENTS

   Effective January 1, 1995, the Company adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan" and SFAS 118, "Accounting by Creditors for Impairment of a loan - Income Recognition and Disclosures", which amends SFAS 114.

   SFAS 114 (as amended by SFAS 118) defines the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are required to be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral dependent loan. Regardless of the historical measurement method used, SFAS 114 requires a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable.

   SFAS 118 amends SFAS 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. The Company has elected to continue to use its existing nonaccrual methods for recognizing interest on impaired loans. The Company continues to apply all payments received on impaired loans to the outstanding balance of the loan until such a time as the loan balance is reduced to zero, after which payments are applied to interest income until such time as the foregone interest is recovered, or until such a time as an improvement in the condition of the loan has occurred which would warrant resumption of interest accruals. The adoption of SFAS 114 and SFAS 118 resulted in no adjustment to the provision for possible loan losses.

   SFAS 119 requires disclosures about the amounts, nature, and terms of derivative financial instruments that are not subject to SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet risk and Financial Instruments with Concentrations of Credit Risk" because they do not result in off-balance-sheet risk of accounting loss. SFAS 119 requires that a distinction be made between financial instruments held or issued for trading purposes and financial instruments held or issued for purposes other than trading.

   SFAS 119 is effective for financial statements issued for fiscal years ending after December 15, 1994, except for entities with less than $150 million in total assets. For those entities, SFAS 119 is effective for financial statements issued for fiscal years ending after December 31, 1995. SFAS 119 did not have a material effect on the consolidated balance sheet of the Company.

EFFECT OF INFLATION

   Persistent high rates of inflation can have a significant effect on the reported financial condition and results of operation of all industries. However, the asset and liability structure of commercial banks is substantially different from that of an industrial company in that virtually all assets and liabilities of commercial banks are monetary is nature. Accordingly, changes in interest rates may have a significant impact on a commercial bank's performance. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Inflation does have an impact on the growth of total assets in the banking industry, often resulting in a need to increase equity capital at higher than normal rates to maintain an appropriate equity-to-assets ratio.


                           SUPERVISION AND REGULATION
                           --------------------------

   The Company and the Bank are subject to state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of the Company. Major legislative enactments have been passed during the last several years, including the Community
Development and Regulatory Improvement Act and the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, and additional legislation is proposed. Compliance with the numerous regulations and policies promulgated by the regulatory authorities is a difficult and ever-changing atmosphere in which to operate. The Company and the Bank commit substantial resources in order to comply with these statutes, regulations and policies. The operations of the Company and the Bank may be affected by legislative changes and the policies of various regulatory authorities. The Company is unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

FEDERAL BANK HOLDING COMPANY REGULATION

   The Company is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "BHCA"). Under the BHCA, the Company is subject to periodic examination by the Federal Reserve and is required to file periodic reports of its operations and such additional information as the Federal Reserve may require. The Company's and the Bank's activities are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries, or engaging in any other activity that the Federal Reserve determines to be closely related to banking.

   Investments, Control and Activities. With certain limited exceptions, the BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring substantially all the assets of any bank, (ii) acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares), or (iii) merging or consolidating with another bank holding company. Recent federal legislation permits bank holding companies to acquire control of banks throughout the United States.

   In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company, such as the Company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Under Federal Reserve regulations applicable to the Company, control will be rebuttably presumed to exist if a person acquires at least 10% of the outstanding shares of any class of voting securities once the Company registers the Common Stock under the Securities and Exchange Act of 1934. The regulations provide a procedure for challenge of the rebuttable control presumption.

   Under the BHCA, the Company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in, nonbanking activities, unless the Federal Reserve, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a related activity. Some of the activities that the Federal Reserve has determined by regulation to be proper incidents to the business of banking include investment in and management of Small Business Investment Companies, making or servicing loans and certain types of leases, engaging in certain insurance and brokerage activities, performing data processing services, acting in certain circumstances as a fiduciary or investment or financial advisor, owning savings associations, and making investments in limited projects designed primarily to promote community welfare.

   Source of Strength; Cross-Guarantee. In accordance with Federal Reserve policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which the Company might not otherwise do so. Under the BHCA, the Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

THE BANK

   General. The Company is the holding company for a single state bank. The Bank is not a member of the federal reserve system. The Missouri Division of Finance and the FDIC are primary regulators for the Bank. These regulatory authorities regulate or monitor all areas of the Bank's operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices. The Bank must maintain certain capital ratios and is subject to limitations on aggregate investments in real estate, bank premises, and furniture and fixtures.

   All insured institutions must undergo regular on-site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual and quarterly reports to the FDIC and the appropriate agency and the state supervisor.

   Transactions With Affiliates and Insiders. The Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. In addition, most of these loans and certain other transactions must be secured in prescribed amounts. The Bank is also subject to the provisions of
Section 23B of the Federal Reserve Act that, among other things, prohibit an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated companies. The Bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

   Community Reinvestment Act. The Community Reinvestment Act ("CRA") requires that, in connection with examinations of financial institutions within its jurisdiction, the FDIC shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. The Company has a satisfactory rating under CRA.

   Other Regulations. Interest and certain other charges collected or contracted for by the Bank are subject to state usury laws and certain federal laws concerning interest rates. The Bank's loan operations are also subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers, the Home Mortgage Disclosure Act of 1975 requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves, the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit, the Fair Credit Reporting Act of 1978 governing the use and provision of information to credit reporting agencies, the Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies, and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Banks also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

DEPOSIT INSURANCE

   The deposits of the Bank are currently insured to a maximum of $100,000 per depositor, subject to certain aggregation rules. The FDIC establishes rates for the payment of premiums by federally insured banks for deposit insurance. An insurance fund (BIF) is maintained for commercial banks, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. The FDIC has adopted a risk-based deposit insurance premium system for all insured depository institutions, including the Bank, which requires premiums from a depository institution based upon its capital levels and risk profile, as determined by its primary federal regulator on a semiannual basis.

DIVIDENDS

   The principal source of the Company's cash revenues comes from dividends received from the Bank. The amount of dividends that may be paid by the Bank to the Company depends on the Bank's earnings and capital position and is limited by federal and state law, regulations, and policies.

CAPITAL REGULATIONS

   The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance sheet exposure, and minimize disincentives for holding liquid assets. The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio, a portion of which must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

   Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

   The federal bank regulatory authorities have also implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base.

LEGISLATIVE DEVELOPMENTS

   From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals will affect the Company.
   On September 30, 1996 Congress enacted the Deposit Insurance Funds Act of 1996. This legislation includes language requiring the merger of the BIF and the SAIF into a new Deposit Insurance Fund, and addresses the disparity between the deposit insurance premiums paid by banking institutions and savings institutions. This legislation is not expected to have an immediate effect on the Company. However, future deposit insurance assessments may be affected. Under the current assessment rate schedule, the best rated institutions pay an annual rate of four cents per $100 of assessable deposits. The Company's banking subsidiary currently qualifies as a best rated institution for BIF assessments. The Company has not been notified of any changes in the assessment rate for the best rated institutions. As a result of the continued improvement in the capitalization of the FDIC's BIF, effective January 1, 1996, the assessment for the best rated BIF members was further reduced to the statutory annual minimum payment of $2,000. If the Company was required to pay FDIC insurance based on the current assessment schedule, the annual expense would be approximately $58,000 based on total deposits at September 30, 1996.

                                 MANAGEMENT
                                 ----------

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

   The executive officers and directors of the Company are as follows:

                              PRESENT POSITION(S)                                   PRINCIPAL OCCUPATION
NAME AND AGE                  WITH THE COMPANY                                      DURING PAST 5 YEARS
------------                  ----------------                                      --------------------
Fred H. Eller, 51             President and Chief Executive Officer, Director       President, Chief Executive Officer and
                                                                                    Director of the Company (since 1995);
                                                                                    Chairman of the Board of the Bank (since
                                                                                    1996); Chief Executive Officer and Director
                                                                                    of the Bank (since 1988)
Ronald E. Henges, 64          Chairman of the Board, Director                       Chief Executive Officer, Creve Coeur Camera
                                                                                    (multi-store retailer of camera and video
                                                                                    equipment); President and Chief Executive
                                                                                    Officer of Henges Associates, Inc.
                                                                                    (manufacturer and installer of prefabricated
                                                                                    wall systems) 1991-1995; Chairman of the
                                                                                    Board of the Company (since 1995); Chairman
                                                                                    of the Board of the Bank, 1988-1996
Kevin C. Eichner, 45          Vice Chairman of the Board, Director                  President, The Financial Collaborative, Inc.
                                                                                    (a management consulting firm); Vice Chairman
                                                                                    of the Board of the Company (since 1996);
                                                                                    Vice Chairman of the Board of the Bank,
                                                                                    1991-1996
Joseph D. Garea, 41           Chief Financial Officer, Director                     Chief Financial Officer and Director of
                                                                                    the Company (since 1996); President,
                                                                                    Enterprise Capital Management, Inc.
                                                                                    (since 1995); President, Enterprise
                                                                                    Capital Resources, Inc. (since 1995);
                                                                                    Senior Vice President, United Postal
                                                                                    Savings, 1991-1994
Paul R. Cahn, 70              Director                                              President, Elan Polo Imports, Inc. (importer
                                                                                    of women's and children's casual shoes);
                                                                                    Director of the Company (since 1996); Director
                                                                                    of the Bank, 1991-1993 and 1995-1996

Birch M. Mullins, 53          Director                                              President, Baur Properties (developer of
                                                                                    commercial real estate properties); Director
                                                                                    of the Company (since 1996); Director of the
                                                                                    Bank, 1991-1996

                                    41

Robert E. Saur, 53            Director                                              President, Conrad Properties (developer of
                                                                                    commercial and residential real estate
                                                                                    properties); Director of the Company (since
                                                                                    1995); Director of the Bank, 1991-1996

Henry D. Warshaw, 42          Director                                              Principal, Moneta Group (provides financial
                                                                                    planning products and services to individuals);
                                                                                    Director of the Company (since 1996); Director
                                                                                    of the Bank, 1991-1996; Chairman of Clayton
                                                                                    Banking Unit (since 1996)

James L. Wilhite, 61          Director                                              President, Stange Corporation (manufacturer of
                                                                                    marketing and incentive items); Director of
                                                                                    the Company (since 1996); Director of the
                                                                                    Bank (since 1996); Chairman of the St.
                                                                                    Charles Banking Unit (since 1996)

EXECUTIVE OFFICERS AND DIRECTORS OF THE BANK

    The executive officers and directors of the Bank (in addition to Mr. Eller, Mr. Warshaw, and Mr. Wilhite discussed above) are as follows:

                              PRESENT POSITION                                      PRINCIPAL OCCUPATION
NAME AND AGE                  WITH THE BANK                                         DURING PAST 5 YEARS
------------                  -------------                                         -------------------

                                    Clayton Banking Unit
David J. Mishler, 37          President, Clayton Unit, Director                     President of the Clayton Unit of the Bank
                                                                                    and Director (since 1996); Vice President
                                                                                    of the Bank 1991-1996

Mark S. Carlie, 41            Director                                              Chief Executive Officer, Stone Carlie &
                                                                                    Company (public accounting firm); Director
                                                                                    of the Bank (since 1996)

Jeffrey W. Glik, 40           Director                                              President, Glik's (multi-store retail chain
                                                                                    of women's clothing stores); Director of the
                                                                                    Bank (since 1995)

William H. McCormick, 46      Director                                              President, Capital Communications
                                                                                    Corporation (telecommunications firm which
                                                                                    sells and services voice and data products);
                                                                                    Director of the Bank (since 1995)

Edward A. Schultz, 52         Director                                              President, Code Consultants (consulting firm
                                                                                    which provides design and construction
                                                                                    consulting directed toward fire and safety
                                                                                    code compliance); Director of the Bank
                                                                                    (since 1989)

                                    42

Orville J. Middendorf, 64     Director                                              President, Middendorf Meat Company (meat
                                                                                    wholesaler); Director of the Bank (since 1988)

James L. Stewart, 40          Director                                              President, Stewart Properties (developer of
                                                                                    commercial and residential real estate
                                                                                    properties); Director of the Bank (since 1988)
                                      Sunset Hills Banking Unit
James E. Graser, 36           President, Sunset Hills Unit, Director                President of the Sunset Hills Unit of the
                                                                                    Bank and Director (since 1996); Vice
                                                                                    President of the Bank 1991-1996

Joseph E. Barry, 59           Director                                              President, Barry Sales, Ltd. (manufacturer's
                                                                                    representative firm serving the plastics
                                                                                    industry); Director of the Bank (since 1995)

R. Bruce Earls, 50            Director                                              President, Marlo Coil (manufacturer of air
                                                                                    handling systems and commercial heating and
                                                                                    cooling units); Director of Bank (since 1996)

Robert F. O'Loughlin, 52      Director                                              President and Chief Executive Officer,
                                                                                    Lodging Hospitality Management Co. (firm which
                                                                                    provides hotel management services); Director
                                                                                    of the Bank (since 1996)

Robert H. Pecha, 63           Director                                              President and Chief Executive Officer,
                                                                                    Fleming Printing Company (commercial printer
                                                                                    servicing primarily the multi-color
                                                                                    advertising market); Chairman of the Board,
                                                                                    Resource Packaging; Chairman of the Board,
                                                                                    Printfax Graphics; Director of the Bank
                                                                                    (since 1988)

Nancy R. Siwak, 59            Director                                              Director of the Bank (since 1995)

James A. Williams, 44         Director                                              President, Sunset Transportation (trucking
                                                                                    brokerage and consulting firm); Director of
                                                                                    the Bank (since 1996)

                                    St. Charles Banking Unit
Richard C. Leuck, 38          President, St. Charles Unit, Director                 President of the St. Charles Unit of the
                                                                                    Bank and Director (since 1996); President
                                                                                    and Chief Executive Officer of Duchesne
                                                                                    Bank 1994-1996; Senior Lending Officer
                                                                                    of Duchesne Bank 1991-1994

Charles W. Bennett, 57        Director                                              Owner and President, C. Bennett Building
                                                                                    Supply (wholesale supplier of home interior
                                                                                    finish items); Director of the Bank (since
                                                                                    1996)

                                    43

Ernie Dempsey, 55             Director                                              Owner, Pio's Restaurant (a family owned
                                                                                    restaurant); Director of the Bank (since 1996)

John Kastner, 50              Director                                              President, Client Services, Inc. (a collection
                                                                                    agency); Director of the Bank (since 1996)

John Gloss, 45                Director                                              President, Barnes-Jewish St. Peter's
                                                                                    Hospital (a full service hospital); Director
                                                                                    of the Bank (since 1996)

Patricia Rodeheaver, 49       Director                                              President, Custom Design Telephone
                                                                                    Systems, Inc. (firm which sells and services
                                                                                    telephone systems to businesses); Director
                                                                                    of the Bank (since 1996)

   All directors of the Company are elected at the annual meeting of Shareholders and serve until their successors are duly elected and qualified or until their earlier resignation or removal. All directors of the Bank are elected by the Bank's shareholder and serve until their successors are duly elected and qualified or until their earlier resignation or removal. Because the Company is the sole shareholder of the Bank, it controls the election of the Board of Directors of the Bank.

   The Company has no standing committees. The Bank's entire Board of Directors performs the functions of the Audit and Compensation Committees.

   Each Bank Unit Board is comprised of local business owners and professionals who fit the customer profile of the particular bank unit.
These Directors take an active role in the business activities and the credit review processes of the particular unit over which they have oversight responsibility.

   The Loan Committee of the Bank consists of all members of the Board of Directors, who serve on a rotating basis. All loan requests are initially reviewed by a committee of management officials, which includes among others, the Presidents of all geographic Banking Units and the Chief Executive Officer. This group has authority to approve loans where the aggregate loan balance of all the borrower's loans (including loans to affiliated entities) is less than $400,000. Loan requests where the borrower's aggregate loan balance is above $400,000 are also reviewed and examined by the respective Board Committee of the geographic Banking Unit. Loan requests where the borrower's aggregate loan balance is above $1,500,000 require approval of the Bank's full Board of Directors. Notwithstanding the required Board Committee approvals where the aggregate loan balance is greater than $400,000, all such loans are subsequently reported to the full Board of Directors for review and comment.

ADVISORY DIRECTORS

   To assist in the continued evaluation of its services to the community, the Bank has designated certain advisory directors. These individuals advise and consult with the Bank's management from time to time on an informal basis. The advisory directors have no formal duties, authority, or management obligations and its members receive no compensation. The advisory directors and their principal occupations are as follows:

Name                                Principal Occupation
----                                --------------------
David A. Bayer                      President, DBX Corporation

Glen Johnson Sheffield              Mayor, City of Webster Groves (1991-1994)

Menlo F. Smith                      President, Sunmark Capital

George W. Von Hoffmann, Jr.         President, GVH, Inc.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHERS

   The following table shows the compensation paid by the Company or the Bank, to the Company's Chief Executive Officer and each of the other executive officers of the Company or the Bank who earned more than $100,000 per year in compensation for any of the years ended December 31, 1995, 1994 and 1993:

                              SUMMARY COMPENSATION TABLE
       Name and Current Position                           Annual Compensation
                                                                                   Other
                                             Year      Salary       Bonus      Compensation<F1>
Fred H. Eller                                1995     $165,000     $64,000         $6,950
President and Chief Executive Officer of     1994      150,000      23,500          3,640
the Company, Chairman and Chief              1993      150,000      15,000          3,291
Executive Officer of the Bank

Joseph D. Garea
Chief Financial Officer and Director of      1995     $100,000     $ 5,000              0
the Company, President, Enterprise           1994        8,333           0              0
Capital Management, Inc., President,         1993          N/A           0              0
Enterprise Capital Resources, Inc.

David Mishler                                1995     $109,000     $25,000         $4,181
President of the Clayton Banking Unit,       1994       91,666      15,000          3,431
Director of the Bank                         1993       82,000      12,500          3,076

James E. Graser                              1995     $ 77,000     $24,500         $3,277
President of the Sunset Hills Banking        1994       68,500      13,000          2,751
Unit, Director of the Bank                   1993       63,833      10,000          2,305

      <F1>  Includes employer matching contribution pursuant to the Company's 401(k)
            program and life insurance premiums paid by the Company.

STOCK OPTION PLANS

   In 1988 and 1992, the Bank established two Incentive Stock Option Plans pursuant to which certain officers and employees of the Bank received the right to purchase shares of Bank capital stock. Substantially all of the options available under the two initial stock option plans have been granted. Upon formation of the Company and in conjunction with the Company's plan to acquire all of the outstanding common stock of the Bank, the options to purchase Bank capital stock were exchanged for options to purchase an aggregate of 213,000 shares of Company Common Stock.


   As a result of those options issued under the 1988 stock option plan, options to purchase 122,000 shares of Common Stock at a price of $5.00 per share are outstanding, all of which are currently exercisable (``1988 Options''). In addition, options to purchase 91,000 shares of the Common
Stock are currently outstanding, representing those originally issued under the 1992 stock option plan (``1992 Options''). Of the 1992 Options, options to purchase 89,000 shares carry a purchase price of $7.00 per share, of which 53,400 were exercisable as of November 30, 1996, and options to purchase 2,000 shares carry a purchase price of $9.25 per share, of which 1,200 were exercisable as of November 30, 1996. All of the 1988 Options will expire between May 9, 1998 and June 1, 1999, if not exercised. The expiration dates for the 1992 Options are December 1, 2002 for those with a purchase price of $7.00 per share, and June 15, 2004 for those with a purchase price of $9.25 per share.

   Earlier this year, the Company adopted by shareholder vote a Third Incentive Stock Option Plan ("ISO Plan III"), which sets aside up to 200,000 shares of Company Common Stock to grant options to certain Key Employees of the Company or any of its subsidiaries. There are limitations as to the number of option which may be granted to any individual and additional restrictions for options which may be granted to any individual who is also a ten percent shareholder. The Company believes strongly in motivating its Key Employees by encouraging ownership in the organization. To date, none of the options available under ISO Plan III have been granted. The purchase price for any option granted under ISO Plan III will be determined based upon the market value of the Common Stock at the time such options are granted.


DIRECTORS' COMPENSATION

   Non-employee directors of the Company and the Bank receive directors' fees of $200 for each Board of Directors meeting and $50 for each committee meeting they attend.

EXCULPATION AND INDEMNIFICATION

   The Certificate of Incorporation of the Company contains a provision which, subject to the exceptions described below, indemnifies a director from individual liability to the Company or its Shareholders for monetary damages for any breach of such director's fiduciary duty as a director. This provision does not indemnify the director (i) for violating his duty of loyalty to the Company or its Shareholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law,
(iii) for liability under Section 174 of the Delaware General Corporation Law (the "DGCL") relating to unlawful dividends and distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

   The Bylaws of the Company require the Company to indemnify any person who was, is, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of service by such person as a director or officer of the Company. Such directors and officers are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses (including attorneys' fees) actually incurred by the director or officer in connection with the proceeding, except that no payments may be made with respect to liability which is not eliminated pursuant to the provision of the Company's Certificate of Incorporation described in the preceding paragraph.

   In addition to the Bylaws of the Company, Section 145(c) of the DGCL requires the Company to indemnify any director who has been successful on the merits or otherwise in defending any proceeding described above. The DGCL also provides that a court may order indemnification of a director if it determines that the director is fairly and reasonably entitled to such indemnification.

   The Board of Directors of the Company also has the authority to extend to its employees and agents the same indemnification rights held by officers and directors, subject to all the accompanying conditions and obligations.

   The Company, Capital Resources and Capital Management have collectively entered into Indemnification Agreements with each of the directors of Capital Management, pursuant to which the Company, Capital Resources and Capital Management agreed to jointly and severally indemnify such directors in a manner similar to that set out in the preceding paragraphs with respect to the Company.


These Indemnification Agreements also provide for the advancement of expenses incurred by the directors as a result of a qualifying proceeding subject to certain conditions and limitations.

                 BENEFICIAL OWNERSHIP OF SECURITIES
                 ----------------------------------

   The following table provides information concerning those persons known by the Company to be the beneficial owners of 5% or more of its outstanding common stock, each director and executive officer, and all directors and executive officers of the Company as a group. For purposes of the table, a person is deemed to be a beneficial owner of the subject shares if the person has or shares the power to vote or dispose of them.


                                                                                    Percentage of Class<F1>
                                                                             --------------------------------------
                                                       Ownership of                             After Offering
                                                     Holding Company                        -----------------------
                                                       Stock Before           Before
    Beneficial Owner                                 Offering<F2><F3>        Offering       Minimum         Maximum
    ----------------                                 ----------------        --------       -------         -------
                                 Executive Officers and Directors of the Company
Fred H. Eller <F3><F5><F6>                               88,260                4.80%          4.34%          3.86%
Ronald E. Henges <F3><F8>                               135,140                7.35%          6.65%          5.90%
Kevin C. Eichner <F3>                                    73,193                3.98%          3.60%          3.20%
Joseph D. Garea <F7>                                      2,000                <F*>           <F*>           <F*>
Paul R. Cahn <F4>                                        67,467                3.67%          3.32%          2.95%
Birch M. Mullins                                         16,600                <F*>           <F*>           <F*>
Robert E. Saur                                           39,000                2.12%          1.92%          1.70%
Henry D. Warshaw <F9>                                    17,260                <F*>           <F*>           <F*>
James L. Wilhite                                              1                <F*>           <F*>           <F*>
                                         Executive Officers and Directors of the Bank
David J. Mishler <F3><F13><F6>                           31,309                1.70%          1.54%          1.38%
Mark S. Carlie                                               20                <F*>           <F*>           <F*>
Jeffrey W. Glik                                           3,060                <F*>           <F*>           <F*>


                                    47

William H. McCormick                                         20                <F*>           <F*>           <F*>
Edward A. Schultz <F15>                                  22,915                1.25%          1.13%          1.00%
Orville J. Middendorf <F12>                              73,000                3.97%          3.59%          3.19%
James L. Stewart                                         12,850                <F*>           <F*>           <F*>
James E. Graser <F3><F11><F6>                            10,250                <F*>           <F*>           <F*>
Joseph E. Barry <F10>                                     7,020                <F*>           <F*>           <F*>
R. Bruce Earls                                                1                <F*>           <F*>           <F*>
Robert F. O'Loughlin                                          1                <F*>           <F*>           <F*>
Robert H. Pecha <F14>                                    75,630                4.11%          3.72%          3.30%
Nancy R. Siwak <F16>                                      2,520                <F*>           <F*>           <F*>
James A. Williams                                             1                <F*>           <F*>           <F*>
Richard C. Leuck                                              1                <F*>           <F*>           <F*>
Charles W. Bennett                                            1                <F*>           <F*>           <F*>
Ernie Dempsey                                                 1                <F*>           <F*>           <F*>
John Kastner                                                  1                <F*>           <F*>           <F*>
John Gloss                                                    1                <F*>           <F*>           <F*>
Patricia Rodeheaver                                           1                <F*>           <F*>           <F*>
Fred H. Eller                                                              See information above
James L. Wilhite                                                           See information above
Henry D. Warshaw                                                           See information above
All Directors and Executive Officers as
   a Group (28 individuals) <F6>                        677,524               36.85%         33.34%         29.58%

<F*>  Less than 1%

<F1>  Percentages are calculated based on 1,838,560 shares which represents
      1,662,360 shares outstanding as of September 30, 1996, plus Options outstanding and exercisable as of September 30, 1996 or within 60 days thereafter totalling 176,200 shares; 2,032,108 shares if the minimum amount is sold; and 2,290,172 shares if the maximum amount is sold.
<F2>  Unless otherwise indicated, the named person has sole voting and dispositive power for all shares shown.
<F3>  Assumes the exercise of Options outstanding and exercisable as of
      September 30, 1996 or within 60 days thereafter, including those beneficially owned by the named person, as follows: Mr. Eichner, 26,000 shares; Mr. Eller,
      49,000 shares; Mr. Henges, 26,000 shares; Mr. Graser, 6,000 shares; Mr.
      Mishler, 19,000 shares; all directors and executive officers as a group,
      126,000 shares.
<F4>  Excludes 23,980 held by two adult children of Mr. Cahn.  Includes 5,000 shares held in trust for the benefit of Mr. Cahn's spouse, to which Mr. Cahn has voting power; 1,000 shares held in trust for the benefit of Mr. Cahn, to which Mr. Cahn has voting power; and 61,447 shares held of record by Cahn
      Family Partnership, L.P., to which Mr. Cahn has voting power.
<F5>  Includes 39,240 shares held jointly by Mr. Eller and his spouse.
<F6>  Excludes all of the 13,960 shares held of record by EBSP Partnership in which each of Mr. Eller, Mr. Graser and Mr. Mishler hold a 1/7 partnership interest, but for which none of the named persons holds voting power.
      Excludes all of the 13,820 shares held of record by EBSP II Partnership in which each of Mr. Eller, Mr. Graser and Mr. Mishler hold a 1/7 partnership interest, but for which none of the named persons holds voting power.
<F7>  Includes 2,000 shares held in trust for the benefit of Mr. Garea, to which Mr. Garea has voting power.

                                    48

<F8>  Excludes 11,600 shares held jointly by the adult daughter and son-in-law of Mr. Henges; 2,740 shares held in an Individual Retirement Account for the benefit of the adult daughter of Mr. Henges; 1,020 shares held by the adult son of Mr. Henges; and 1,680 shares held in an Individual Retirement Account for the benefit of the adult son of Mr. Henges.  Includes 54,270 shares held of record by MICALA Partnership Ltd., to which Mr. Henges has voting power;
      22,285 shares held in an Individual Retirement Account for the benefit of Mr.
      Henges, to which Mr. Henges has voting power; 3,285 shares held in an
      Individual Retirement Account for the benefit of the spouse of Mr. Henges, to which Mr. Henges has voting power; 3,600 shares held in trust for six minor grandchildren of Mr. Henges, of which the spouse of Mr. Henges is trustee, and to which Mr. Henges has voting power; and 25,680 shares held in six separate trusts, each for the benefit of one of the grandchildren of Mr.
      Henges, to which Mr. Henges has voting power.  The address of Mr. Henges of
      13398 Conway Road, St. Louis, Missouri 63141.
<F9>  Includes 8,580 shares held in an Individual Retirement Account for the benefit of Mr. Warshaw, to which Mr. Warshaw has voting power; and 8,660 shares held in an Individual Retirement Account for the benefit of the spouse of Mr. Warshaw, to which Mr. Warshaw has voting power.
<F10> Includes 7,000 shares held in trust for the benefit of Mr. Barry, to which Mr. Barry has voting power.
<F11> Includes 4,250 shares held jointly by Mr. Graser and his spouse.
<F12> Includes 72,980 shares held in trust for the benefit of Mr. Middendorf, to which Mr. Middendorf has voting power.
<F13> Includes 9,678 shares held jointly by Mr. Mishler and his spouse; and
      2,631 shares held in an Individual Retirement Account for the benefit of Mr.
      Mishler, to which Mr. Mishler has voting power.
<F14> Includes 75,610 shares held in trust for the benefit of Mr. Pecha, to which Mr. Pecha has voting power.
<F15> Includes 10,780 shares held jointly by Mr. Schultz and his spouse.
<F16> Includes 2,500 shares held in trust for the benefit of Ms. Siwak, to which Ms. Siwak has voting power.
<F17> Includes 2,500 shares held in an Individual Retirement Account for the benefit of Mr. Stewart, to which Mr. Stewart has voting power.


                                 DIVIDENDS
                                 ---------

   The holders of Common Stock of the Company are entitled to dividends when, as, and if declared by the Company's Board of Directors out of funds legally available therefor. The amount of dividends, if any, that may be declared by the Company will necessarily be dependent on many factors, including future earnings, capital requirements and business conditions as they affect the Bank. As a result, no assurance can be given that dividends will be paid in the future with respect to the Common Stock.

   Historically the Company's dividends have been limited as a result of the Company's policy to retain earnings sufficient to sustain the Company's growth. The Company declared and paid dividends quarterly during calendar years 1993, 1994, and 1995, in annual amounts of $.05, $.06, and $.07 per share, respectively. For the first three quarters of 1996, the Company has declared and paid dividends of a total of $.0575 per share.


                         MARKET FOR COMMON STOCK
                         -----------------------

   As of September 30, 1996, the Company had approximately 225 Common Stock shareholders of record. Prior to the offering, the Common Stock had not been traded on an exchange or in any established public trading market, although there have been a limited number of private transactions in the shares that have been made known to the Company. Based solely on the information made available to the Company from a limited number of buyers and sellers, the Company believes the selling prices for the Common Stock ranged, during 1995, from $11.50 to $12.00 per share and, during 1996, from $13.00 per share to $13.75 per share. There was a single transaction in 1996 between two Directors of the Company at $15.00 per share involving additional consideration beyond the purchase of the stock. There may have been other transactions at other prices not known to the Company.

   Since the Company does not expect to list its stock on any exchange or seek quotation of its stock on NASDAQ in the near future, no established public trading market for the Common Stock is expected to develop following the offering.

                        DESCRIPTION OF CAPITAL STOCK
                        ----------------------------

GENERAL

   The authorized capital stock of the Company consists of 3,000,000 shares of common stock, par value $.01 per share (the "Common Stock"). Reference is made to the Certificate of Incorporation of the Company (the "Certificate"), which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, for a detailed description of the provisions thereof summarized below.

COMMON STOCK

   Holders of shares of the Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of the Company out of funds legally available therefor. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and may cumulate their votes in any election of directors. Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby when issued will be, fully paid and nonassessable.

   The Company has reserved 413,000 shares for issuance under the Stock Option Plans. See "Management - Stock Option Plans."

OFFERING PRICE

   The offering price has been established solely by the Company without independent review by or as a result of negotiation with an investment banker. See "Risk Factors -- Offering Price". The primary source of financial information used to analyze and determine the offering price relates to the historical performance and trends of the Company's primary asset, its wholly-owned banking subsidiary. The Board reviewed the historical earnings of the Bank, the strengths and weaknesses of its operation and loan portfolio, the development of the growth of its customer base, the depth of management, the Bank's business plan and its projected growth and earnings performance, an evaluation of comparable banks and bank holding companies, the current condition of the industry, and the economy of the St. Louis metropolitan area. The recent trading history of the Company's common stock where the price of such transfers has been brought to the attention of Management was also reviewed.

CERTAIN ANTI-TAKEOVER EFFECTS

   The provisions of the Certificate, the Bylaws and the Delaware Corporation Law summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

   Authorized but Unissued Stock. The authorized but unissued shares of Common Stock will be available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved

Common Stock may enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

   Section 203 of the Delaware Corporation Law. Subject to certain exclusions summarized below, Section 203 of the Delaware Corporation Law ("Section 203") prohibits any "Interested Shareholder" from engaging in a "Business Combination" with a Delaware corporation for three years following the date such person became an Interested Shareholder. "Interested Shareholder" generally includes: (a) (i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation or (ii) any person who is an affiliate or associate of the corporation and who was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person's status as an Interested Shareholder is determined; and (b) the affiliates and associates of such person. Subject to certain exceptions, a "Business Combination" includes
(i) any merger or consolidation of the corporation or a majority-owned subsidiary of the corporation, (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a majority-owned subsidiary of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, (iii) any transaction that results in the issuance or transfer by the corporation or a majority-owned subsidiary of the corporation of any stock of the corporation or the subsidiary to the Interested Shareholder, except pursuant to a transaction that effects a pro rata distribution to all shareholders of the corporation, (iv) any transaction involving the corporation or a majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or the subsidiary that is owned by the Interested Shareholder and (v) any receipt by the Interested Shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a majority-owned subsidiary of the corporation.

   Section 203 does not apply to a Business Combination if (i) before a person became an Interested Shareholder, the board of directors of the corporation approved either the transaction in which the Interested Shareholder became an Interested Shareholder or the Business Combination, (ii) upon consummation of the transaction that resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares), or (iii) following a transaction in which the person became an Interested Shareholder, the Business Combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of Shareholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Shareholder.

SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, the Company will have outstanding up to 2,113,972 shares of Common Stock, assuming the maximum number of shares are sold pursuant to the offering. Of these shares, 1,915,012 will be freely tradeable without restriction or further registration under the Securities
Act, except for any shares purchased by "affiliates" of the Company (as that term is defined in Rule 144 under the Securities Act, the "Affiliates"), which shares will be subject to some or all of the resale limitations of Rule 144. An affiliate of the issuer is defined in Rule 144 under the Securities Act as a person that directly or indirectly, through one or more intermediate, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. For purposes of Rule 144, all executive officers and directors of the Company, and certain executive officers of the Bank, will be deemed to be affiliates of the Company.

   The remaining 198,960 shares of Common Stock ("Restricted Securities") currently outstanding may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule 144.

   In general, and except as set forth below, under Rule 144 as currently in effect, an Affiliate of the Company or other person (or persons whose shares are aggregated) who has beneficially owned Restricted Securities for at least two years, may sell, within any three-month period, a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 21,140 shares immediately after the offering, assuming the maximum number of shares are purchased pursuant to the offering) or (ii) the average weekly trading volume of the Common Stock on all national securities exchanges or NASDAQ during the four calendar weeks preceding the sale. It is not anticipated that shares of the Common Stock will be listed on a national securities exchange or quoted on the NASDAQ. Rule 144 also requires that (i) the securities must be sold in "brokers' transactions," as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities, and (ii) sales pursuant to Rule 144 are subject to certain requirements relating to notices and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Securities for at least three years is entitled to sell such shares under Rule 144(k) without regard to the limitations described above. In general, Affiliates who purchased shares of Common Stock of the Company prior to the offering pursuant to a Section 3(a)(12) exemption provided under the Securities Act for certain bank holding company reorganizations, will also need to comply with the resale limitations for Rule 144 described above, except for the two-year holding period.

   Prior to the offering there has not been a public market for the Common Stock of the Company. Since an established public trading market for the Common Stock is not expected to develop following the offering, sales of even a small number of shares of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares of Common Stock.

TRANSFER AGENT AND REGISTRAR

   The Company serves as its own transfer agent and registrar for the Common Stock.


                           CERTAIN TRANSACTIONS
                           --------------------

   The Company and the Bank have and expect to continue to have banking and other transactions in the ordinary course of business with directors and executive officers of the Company and their affiliates, including members of their families or corporations, partnerships or other organizations in which such directors or executive officers have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions are not expected to involve more than the normal risk of collectibility nor present other unfavorable features to the Company and the Bank. The Bank is subject to limits on the aggregate amount it can lend to the Bank's and the Company's directors and officers as a group. This limit is currently equal to two times the applicable entity's unimpaired capital and surplus. Loans to individual directors and officers must also comply with the Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of such loan application.

   The Company's Clayton banking facility is leased from a limited partnership in which Fred H. Eller, the Company's Chief Executive Officer, is a limited partner and Robert E. Saur, a director of the Company, is a general partner. Rent expense, net of income from the sublet portions of the premises, amounted to $202,784 in 1995.

   During 1995 and 1996, the Company purchased its current telephone system from Capital Communication Corp., of which William H. McCormick, a director of the Bank, is the President, for a total of $45,428. Since January 7, 1995, a total of $56,757 has been paid by the Company to Capital Communication Corp. for hardware, software and service related to the telephone system.

   During 1995, the Company purchased leasehold improvements in the aggregate amount of $111,181 from Henges Associates, Inc., of which Ronald E. Henges, the Chairman of the Company, was the President.


                        PLAN OF DISTRIBUTION
                        --------------------

PLAN OF DISTRIBUTION

   The Company is offering up to 451,612 shares of its Common Stock, $.01 par value at a cash purchase price of $15.50 per share. This offering is not underwritten and the Company has not employed any dealers, brokers, or salesmen in connection herewith. The Company is offering the Common Stock through its directors, officers, and employees on a best efforts basis. None of these individuals will be entitled to any commissions or other remuneration for selling the Common Stock.

   The Company has reserved the right to close the offering at any time the Company has received Subscription Agreements acceptable to the Company for not less than 193,548 shares of Common Stock. The Company has also reserved the right to terminate the offering at any time. If the Company has not received any acceptable Subscription Agreements for at least 193,548 shares of Common Stock on or before January 28, 1997, or by the end of any extended time, up to an additional 120 days, if the Company elects to extend the offering time, the offering will be terminated and no shares of Common Stock will be sold. Those shares of Common Stock which are reserved for sale to certain directors of the Company and the Bank (as described below), and which are actually subscribed for by such directors, will be included in determining whether the minimum number of shares has been reached.

SHARES RESERVED FOR SALE

   Based upon indications of interest received, the Company has reserved an aggregate of 77,736 shares of Common Stock for sale to certain directors of the Company and the Bank who have previously not been shareholders of the Company (other than qualifying shares), in the amounts set forth below opposite their respective names:

   Company/Bank Directors               No. of Shares Reserved for Purchase
   ----------------------               -----------------------------------
   Charles W. Bennett                                6,451
   Ernie Dempsey                                     9,677
   John Gloss                                        9,677
   John Kastner                                      6,451
   Richard C. Leuck                                  6,451
   Patricia Rodeheaver                               6,451
   James L. Wilhite                                  6,451
   R. Bruce Earls                                    4,839
   Robert O'Loughlin                                 6,451
   James Williams                                    6,451
   Joseph D. Garea                                   6,451
   Nancy R. Siwak                                    1,935
                                                    ------
                                                    77,736
                                                    ======

METHOD OF SUBSCRIPTION

   Persons desiring to purchase the Common Stock offered hereunder may subscribe to purchase such Common Stock by executing a Subscription Agreement for the Common Stock and by mailing or delivering such Subscription Agreement, together with the subscriber's check in the full amount of the subscription price for the Common Stock subscribed for, to the Company in care of the Jefferson Bank & Trust, as escrow agent. All checks should be made payable to "Jefferson Bank & Trust, as Escrow Agent for Enterbank Holdings, Inc."

   Unless a lesser amount is approved by the Company in its sole discretion, the minimum subscription per subscriber will be for 650 shares ($10,075) and shall constitute an irrevocable offer to purchase the Common Stock subscribed for. The Company reserves the right to reject, in whole or in part, the Subscription Agreement of any subscriber for any reason. No Subscription Agreement will entitle a subscriber to purchase Common Stock until such person's Subscription Agreement has been accepted by the Company and the Company has given written notice of acceptance thereof to the subscriber.

ESCROW OF SUBSCRIPTION PAYMENTS
   All subscription payments will be deposited in an escrow account at Jefferson Bank & Trust, pending the closing or termination of this offering, whichever shall first occur. The deposits in the escrow account will earn interest at prevailing money market rates. If this offering is terminated, all funds so received will be promptly returned to the subscriber, with interest thereon and without deduction therefrom. Any funds held in the escrow account for any subscriber which are in excess of the purchase price for the number of shares of Common Stock which such subscriber has been allocated by the Company will be promptly refunded to each such subscriber, with interest. During the selling period, subscribers will not have the right to demand return of their subscriptions.

ISSUANCE OF STOCK

   Certificates representing Common Stock duly subscribed and fully paid will be issued as soon as practicable following the closing of the offering.

                              LEGAL MATTERS
                              -------------
   The validity of the Common Stock offered hereby has been passed on for the Company by Polsinelli, White, Vardeman & Shalton, P.C., St. Louis, Missouri.

                                EXPERTS
                                -------

   The consolidated financial statements of the Company as of December 31, 1995 and 1994 and for the years then ended, appearing in the Prospectus and the Registration Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report appearing elsewhere herein, and is included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing. The consolidated financial statements of Enterprise Bank for the year ended December 31, 1993 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports, given upon the authority of such firm as experts in accounting and auditing.

   On April 27, 1994, the Company's independent auditors, Ernst & Young LLP, were dismissed. The independent accountants' report issued by Ernst & Young LLP on the Bank's consolidated financial statements as of and for the year ended December 31, 1993 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was recommended and approved by the Board of Directors. There was no disagreement during 1993, or any preceding year, between the Company and Ernst & Young LLP on any matters or accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreement, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

   On April 27, 1994, the Company engaged KPMG Peat Marwick LLP to serve as the new independent auditors and to report on the Company's consolidated financial statements as of and for the year ended December 31, 1994.

                                   INDEX TO FINANCIAL STATEMENTS
Independent Auditors' Report dated January 26, 1996                                                            F-2

Independent Auditors' Report dated January 18, 1994                                                            F-3

Consolidated Balance Sheets dated September 30, 1996 (unaudited) and December 31, 1995 and 1994                F-4

Consolidated Statements of Income for the Years Ended December 31, 1995, 1994, and 1993 and the Nine Months
ended September 30, 1996 and 1995 (unaudited)                                                                  F-5

Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 1995, 1994, and 1993 and
the Nine Months ended September 30, 1996 (unaudited)                                                           F-6

Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1994, and 1993 and the Nine
Months ended September 30, 1996 and 1995 (unaudited)                                                           F-7

Notes to Consolidated Financial Statements                                                                     F-8

                     Independent Auditors' Report
                     ----------------------------

The Board of Directors and Shareholders
Enterbank Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Enterbank Holdings, Inc. and subsidiaries (the Company) as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated statements of income, shareholders' equity, and cash flows of Enterprise Bank for the year ended December 31, 1993 were audited by other auditors whose report thereon, dated January 18, 1994, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Enterbank Holdings, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



                                       /s/KPMG Peat Marwick LLP

St. Louis, Missouri
January 26, 1996

[LOGO] ERNST & YOUNG LLP    / / Gateway One              / / Phone: 314 259 1000
                                Suite 1400
                                701 Market Street
                                St. Louis, Missouri 63101



                            Report of Independent Auditors


The Board of Directors and Shareholders
Enterprise Bank

We have audited the consolidated statements of income, shareholders' equity, and cash flows of Enterprise Bank for the year ended December 31, 1993 (see
Note 1 to consolidated financial statements of Enterbank Holdings, Inc.). These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Enterprise Bank for the year ended December 31, 1993 in conformity with generally accepted accounting principles.

                                       /s/Ernst & Young LLP

January 18, 1994



     Ernst & Young LLP is a member of Ernst & Young International, Ltd.

                                 ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
                                        Consolidated Balance Sheets
                            September 30, 1996 and December 31, 1995 and 1994
                                                                                                December 31
                                                                         September 30       -------------------
                                                                             1996           1995           1994
                                                                             ----           ----           ----
   Assets                                                                (Unaudited)
  -------
Cash and due from banks                                                 $  7,029,095   $  8,109,804   $  5,929,650
Certificates of deposit                                                          --             --          98,000
Federal funds sold                                                         5,625,000     16,230,000     11,300,000
Investments in debt securities:
   Available-for-sale, at estimated fair value                            14,917,725     16,065,201     15,739,904
   Held-to-maturity, at amortized cost
      (estimated fair value of $934,005 at
      September 30, 1996, $840,566 in 1995
      and $778,190 in 1994)                                                  938,266        841,732        802,209
                                                                        ------------   ------------   ------------
         Total investments in debt securities                             15,855,991     16,906,933     16,542,113
                                                                        ------------   ------------   ------------
Loans, less unearned loan fees                                           129,721,178    110,463,751     85,686,752
   Less allowance for loan losses                                          1,555,000      1,400,000      1,000,000
                                                                        ------------   ------------   ------------
         Loans, net                                                      128,166,178    109,063,751     84,686,752
                                                                        ------------   ------------   ------------
Other real estate owned                                                      874,426        881,072      1,776,366
Office equipment and leasehold improvements                                  876,456        795,377        684,328
Accrued interest receivable                                                  910,645        981,042        600,642
Prepaid expenses and other assets                                          1,429,108        738,088        593,921
                                                                        ------------   ------------   ------------
         Total assets                                                   $160,766,899   $153,706,067   $122,211,772
                                                                        ============   ============   ============

   Liabilities and Shareholders' Equity
   ------------------------------------
Deposits:
   Demand                                                               $ 27,379,121   $ 25,432,639   $ 23,445,209
   Interest-bearing transaction accounts                                  12,246,838     21,662,697     15,450,658
   Money market accounts                                                  46,155,611     42,993,844     29,221,646
   Savings                                                                 1,247,242      1,169,242        979,866
   Certificates of deposit:
      $100,000 and over                                                   21,883,622     23,285,939     19,061,313
      Other                                                               36,648,833     26,595,703     16,640,220
                                                                        ------------   ------------   ------------
         Total deposits                                                  145,561,267    141,140,064    104,798,912
Federal funds purchased                                                          --             --       6,500,000
Notes payable                                                                300,000            --             --
Accounts payable and accrued expenses                                        582,327        513,856        131,947
                                                                        ------------   ------------   ------------
         Total liabilities                                               146,443,594    141,653,920    111,430,859
                                                                        ------------   ------------   ------------
Shareholders' equity:
   Common stock, $.01 par value; authorized 3,000,000
      at September 30, 1996, 1,879,000 in 1995 and
      1994, issued and outstanding 1,662,360 shares
      at September 30, 1996, 1,463,400 shares in 1995
      and 1,462,400 shares in 1994                                            16,624         14,634         14,624
   Surplus                                                                 9,595,956      8,503,666      8,498,176
   Retained earnings                                                       4,740,402      3,558,208      2,356,378
   Net unrealized holding losses on
      available-for-sale securities                                          (29,677)       (24,361)       (88,265)
                                                                        ------------   ------------   ------------
         Total shareholders' equity                                       14,323,305     12,052,147     10,780,913
                                                                        ------------   ------------   ------------

         Total liabilities and shareholders' equity                     $160,766,899   $153,706,067   $122,211,772
                                                                        ============   ============   ============

See accompanying notes to consolidated financial statements.

                                    ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
                                        Consolidated Statements of Income
                                Nine months ended September 30, 1996 and 1995 and
                                  years ended December 31, 1995, 1994 and 1993
                                                                 September 30,                         December 31,
                                                              -------------------           ----------------------------------
                                                              1996           1995           1995           1994           1993
                                                              ----           ----           ----           ----           ----
                                                           (Unaudited)    (Unaudited)
Interest income:
   Interest and fees on loans                              $8,325,759     $6,856,245    $ 9,393,945     $6,612,560     $5,211,099
   Interest on debt securities:
      Available-for-sale                                      493,807        501,104        741,709        365,279            --
      Held-to-maturity                                         28,544         22,729         30,674         25,573        300,246
   Interest on federal funds sold                             260,374        535,736        745,044        366,743        243,100
   Interest on certificates of deposit                            --           2,464          2,464          3,663         16,126
                                                           ----------     ----------    -----------     ----------     ----------
      Total interest income                                 9,108,484      7,927,278     10,913,836      7,373,818      5,770,571
                                                           ----------     ----------    -----------     ----------     ----------
Interest expense:
   Interest-bearing transaction accounts                      251,667        259,983        351,998        291,801        370,843
   Money market accounts                                    1,409,203      1,200,455      1,740,701      1,053,459        882,833
   Savings                                                     23,505         23,397         31,958         32,936         22,237
   Certificates of deposit:
      $100,000 and over                                     1,018,983        920,553      1,246,703        568,376        356,654
      Other                                                 1,277,152      1,104,108      1,513,251        621,537        450,755
   Federal funds purchased                                        949          2,681          2,681          2,325            --
   Notes payable                                                8,949            --             --             --             --
                                                           ----------     ----------    -----------     ----------     ----------
      Total interest expense                                3,990,408      3,511,177      4,887,292      2,570,434      2,083,322
                                                           ----------     ----------    -----------     ----------     ----------
      Net interest income                                   5,118,076      4,416,101      6,026,544      4,803,384      3,687,249
Provision for loan losses                                     143,739        290,000        630,734        449,962        162,462
                                                           ----------     ----------    -----------     ----------     ----------
      Net interest income after
         provision for loan losses                          4,974,337      4,126,101      5,395,810      4,353,422      3,524,787
                                                           ----------     ----------    -----------     ----------     ----------
Noninterest income:
   Service charges on deposit accounts                         95,034         97,878        131,640        168,018        171,634
   Other service charges and fee income                       744,788        514,363        712,853        624,346        492,849
   Data processing fees                                           --             --             --          12,900         52,400
   Loss on investment in Enterprise Fund, L.P.                (59,378)        (4,296)        (8,222)           --             --
   Gain on sale of debt securities                                --             --             --             --          26,774
                                                           ----------     ----------    -----------     ----------     ----------
      Total noninterest income                                780,444        607,945        836,271        805,264        743,657
                                                           ----------     ----------    -----------     ----------     ----------
Noninterest expense:
   Salaries                                                 1,676,699      1,299,819      1,710,740      1,231,596      1,056,433
   Payroll taxes and employee benefits                        346,218        229,044        332,220        282,477        266,400
   Occupancy                                                  236,598        205,526        275,179        269,259        266,358
   FDIC insurance                                               1,500        102,871        114,944        194,231        154,660
   Data processing                                             63,493         48,086        209,267        179,066        117,482
   Other operating                                          1,371,380      1,351,496      1,544,373      1,394,120      1,244,380
                                                           ----------     ----------    -----------     ----------     ----------
      Total noninterest expense                             3,695,888      3,236,842      4,186,723      3,550,749      3,105,713
                                                           ----------     ----------    -----------     ----------     ----------
      Income before income tax expense                      2,058,893      1,497,204      2,045,358      1,607,937      1,162,731
Income tax expense                                            792,553        587,227        741,091        606,756        410,908
                                                           ----------     ----------    -----------     ----------     ----------
      Net income                                           $1,266,340     $  909,977    $ 1,304,267     $1,001,181     $  751,823
                                                           ==========     ==========    ===========     ==========     ==========

      Earnings per share                                          .74            .55            .79            .62            .48

      Weighted average common shares                        1,496,933      1,463,157      1,463,219      1,461,312      1,460,000
         outstanding

See accompanying notes to consolidated financial statements.

                                  ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
                               Consolidated Statements of Shareholders' Equity
                                  Nine months ended September 30, 1996 and
                                years ended December 31, 1995, 1994 and 1993
                                                                                                        Net
                                                                                                     unrealized
                                                                                                    holding gains
                                                                                                     (losses) on
                                                    Common Stock                                      available-         Total
                                                    ------------                          Retained     for-sale       shareholders'
                                              Shares          Amount       Surplus        earnings    securities         equity
                                              ------          ------       -------        --------    ----------         ------
Balance, December 31, 1992                   1,460,000        $14,600     $8,485,400     $  764,083    $    --        $ 9,264,083
Net income                                         --             --             --         751,823         --            751,823
Dividends declared
   ($.05 per share)                                --             --             --         (73,000)        --            (73,000)
                                             ---------        -------     ----------     ----------    --------       -----------
Balance, December 31, 1993                   1,460,000         14,600      8,485,400      1,442,906         --          9,942,906
Cumulative effect of change
   in accounting for debt
   securities, net of tax effect                   --             --             --             --      (29,177)          (29,177)
Net income                                         --             --             --       1,001,181         --          1,001,181
Dividends declared
   ($.06 per share)                                --             --             --         (87,709)        --            (87,709)
Stock options exercised                          2,400             24         12,776            --          --             12,800
Change in net unrealized holding gains
   (losses) on available-for-sale
   securities, net of tax effect                   --             --             --             --      (59,088)          (59,088)
                                             ---------        -------     ----------     ----------    --------       -----------
Balance, December 31, 1994                   1,462,400         14,624      8,498,176      2,356,378     (88,265)       10,780,913
Net income                                         --             --             --       1,304,267         --          1,304,267
Dividends declared
   ($.07 per share)                                --             --             --        (102,437)        --           (102,437)
Stock warrants exercised                         1,000             10          5,490            --          --              5,500
Change in net unrealized holding gains
   (losses) on available-for-sale
   securities, net of tax effect                   --             --             --             --       63,904            63,904
                                             ---------        -------     ----------     ----------    --------       -----------
Balance, December 31, 1995                   1,463,400         14,634      8,503,666      3,558,208     (24,361)       12,052,147
Net income                                         --             --             --       1,266,340         --          1,266,340
Dividends declared
   ($.06 per share)                                --             --             --         (84,146)        --            (84,146)
Stock warrants exercised                       198,960          1,990      1,092,290            --          --          1,094,280
Change in net unrealized holding gains
   (losses) on available-for-sale
   securities, net of tax effect                   --             --             --             --       (5,316)           (5,316)
                                             ---------        -------     ----------     ----------    --------       -----------
Balance, September 30, 1996
   (unaudited)                               1,662,360        $16,624     $9,595,956     $4,740,402    $(29,677)      $14,323,305
                                             =========        =======     ==========     ==========    ========       ===========

See accompanying notes to consolidated financial statements.

                                     ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
                                       Consolidated Statements of Cash Flow
                                 Nine months ended September 30, 1996 and 1995 and
                                   years ended December 31, 1995, 1994 and 1993
                                                                 September 30,                      December 31,
                                                             -------------------           ----------------------------------
                                                             1996           1995           1995           1994           1993
                                                             ----           ----           ----           ----           ----
                                                                 (Unaudited)
Cash flows from operating activities:
   Net income                                            $ 1,266,340    $    909,977   $  1,304,267   $  1,001,181   $    751,823
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation and amortization                       160,607         130,665        177,454        147,346        148,597
         Provision for loan losses                           144,000         290,000        630,734        449,962        162,462
         Write-downs and losses on other real estate
           owned, net                                          6,646         242,138        152,982        138,757         22,362
         Net accretion of debt securities                     23,832        (228,521)      (149,398)       (70,037)        38,808
         Loss in investment in Enterprise Fund, L.P.          59,378           4,296          8,222            --             --
         Gain on sale of debt securities                         --              --             --             --         (26,774)
         (Increase) Decrease in accrued interest
           receivable                                         70,397        (217,437)      (380,400)      (211,592)       (45,799)
         (Increase) Decrease in prepaid expenses and
           other assets                                       71,208         (73,752)      (106,635)      (183,612)       (10,254)
         Increase (Decrease) in accounts payable and
           accrued expenses                                 (229,899)        241,541        425,670         31,393       (331,229)
                                                         -----------    ------------   ------------   ------------   ------------
            Net cash provided by operating activities      1,572,509       1,298,907      2,062,896      1,303,398        709,996
                                                         -----------    ------------   ------------   ------------   ------------
Cash flows from investing activities:
   Net increase in federal funds sold                     10,605,000     (13,980,000)    (4,930,000)    (1,175,000)      (675,000)
   Purchases of available-for-sale debt securities        (8,922,967)    (13,677,537)   (20,877,229)   (10,994,009)           --
   Purchases of available-for-sale equity securities         (94,200)       (294,150)      (366,800)           --             --
   Purchases of held-to-maturity debt securities            (109,004)       (111,600)      (255,367)      (538,811)    (6,895,231)
   Proceeds from sales of debt securities                        --              --             --             --       1,530,083
   Proceeds from maturities of available-for-sale
     debt securities                                      10,140,000      16,000,000     21,200,000      4,588,662            --
   Proceeds from maturities and principal paydowns on
     held-to-maturity debt securities                          5,229         104,152        180,799         17,155      2,993,000
   Proceeds from maturity of certificates of deposit             --           98,000         98,000            --             --
   Net increase in loans outstanding                     (19,246,427)    (12,011,596)   (24,557,838)   (14,127,248)   (14,826,075)
   Capitalized expense on other real estate owned                --              --             --         (50,673)      (141,489)
   Proceeds from sale of other real estate owned                 --          302,011        292,417        115,244        270,683
   Purchases of office equipment and leasehold
     improvements                                           (241,686)       (198,497)      (288,503)      (194,835)      (190,994)
   Investment in Enterprise Fund, L.P.                      (520,500)       (100,000)      (100,500)           --             --
                                                         -----------    ------------   ------------   ------------   ------------
            Net cash used in investing activities         (8,384,555)    (23,869,217)   (29,605,021)   (22,359,515)   (17,935,023)
                                                         -----------    ------------   ------------   ------------   ------------
Cash flows from financing activities:
   Net increase in demand and savings accounts            (4,229,610)     22,473,762     22,161,043      4,076,677      8,617,844
   Net increase in certificates of deposit                 8,650,813      12,095,660     14,180,109     11,608,748     10,883,988
   Net increase (decrease) in federal funds purchased            --       (6,500,000)    (6,500,000)     6,500,000            --
   Proceeds from notes payable                               300,000             --             --             --             --
   Cash dividends paid                                       (84,146)        (76,827)      (124,373)       (84,023)       (54,750)
   Proceeds from exercise of stock warrants                1,094,280           5,500          5,500            --             --
   Proceeds from exercise of common stock options                --              --             --          12,800            --
                                                         -----------    ------------   ------------   ------------   ------------
         Net cash provided by financing activities         5,731,337      27,998,095     29,722,279     22,114,202     19,447,082
                                                         -----------    ------------   ------------   ------------   ------------
         Net increase in cash and due from banks          (1,080,709)      5,427,785      2,180,154      1,058,085      2,222,055
Cash and due from banks, beginning of year                 8,109,804       5,929,650      5,929,650      4,871,565      2,649,510
                                                         -----------    ------------   ------------   ------------   ------------
Cash and due from banks, end of year                     $ 7,029,095    $ 11,357,435   $  8,109,804   $  5,929,650   $  4,871,565
                                                         ===========    ============   ============   ============   ============

Supplemental disclosures of cash flow information:
   Cash paid during the year for:
      Interest                                           $ 4,017,213    $  3,404,523   $  4,759,095   $  2,501,376   $  2,054,447
      Income taxes                                           739,759         586,500        779,900        706,480        768,056
Noncash transactions:
   Transfers to other real estate owned in settlement
     of loans                                                 50,000             --             --         483,382        118,010
   Loans made to facilitate the sale of other real
     estate owned                                             50,000             --         449,895            --          33,500
   Transfer of held-for-sale securities to
     available-for-sale debt securities                          --              --             --       2,998,817            --
   Transfer of held-to-maturity debt securities to
      available-for-sale debt securities                         --              --             --       6,399,439            --
                                                         ===========    ============   ============   ============   ============

See accompanying notes to consolidated financial statements.

              ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements
                  December 31, 1995, 1994 and 1993

NOTE 1--ORGANIZATION

On May 9, 1995, Enterbank Holdings, Inc. (the Company) was formed as a bank holding company. Enterbank Holdings, Inc. exchanged 1,463,400 shares of Enterbank Holdings, Inc. for all 73,170 (100%) of outstanding shares of Enterprise Bank in a twenty-for-one stock exchange. The merger represented a combination of entities under common control and, accordingly, was accounted for in a manner similar to a pooling of interest. Therefore, results of operations for periods prior to May 9, 1995 reflect the results of operations for Enterprise Bank.

Additionally, Enterprise Capital Resources, Inc. was formed as a small business investment company in 1995 and, on May 11, 1995, Enterbank Holdings, Inc. acquired 100% of the outstanding shares of Enterprise Capital Resources, Inc.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company provides a full range of banking services to individual and corporate customers located within St. Louis, Missouri and the surrounding communities through its subsidiary, Enterprise Bank (the Bank). The Company is subject to competition from other financial and nonfinancial institutions providing financial services in the markets served by the Company's subsidiaries. Additionally, the Company and its subsidiaries are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory agencies.

The more significant accounting policies used by the Company in the preparation of the consolidated financial statements are summarized below:

BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements of the Company and its subsidiaries have been prepared in conformity with generally accepted accounting principles and conform to predominant practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions which significantly affect the reported amounts in the consolidated financial statements. Estimates which are particularly susceptible to change in a short period of time include the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of amounts due from borrowers on loans. Actual amounts could differ from those estimates.

              ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements
                  December 31, 1995, 1994 and 1993

CONSOLIDATION

The consolidated financial statements include the accounts of the Company; its banking subsidiary, Enterprise Bank (100% owned) and its merchant banking company, Enterprise Capital Resources, Inc. (100% owned). All significant intercompany accounts and transactions have been eliminated.

INVESTMENTS IN DEBT AND EQUITY SECURITIES

The Company currently classifies investments in debt and equity securities as follows:

   Trading - includes securities which the Company has bought and held principally for the purpose of selling them in the near term. The Company has not held any trading securities.

   Held-to-maturity - includes debt securities which the Company has the positive intent and ability to hold until maturity.

   Available-for-sale - includes debt and marketable equity securities not classified as held-to-maturity or trading (i.e., investments which the Company has no present plans to sell but may be sold in the future under different circumstances).

Debt securities classified as held-to-maturity are carried at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses for held-to-maturity securities are excluded from earnings and shareholders' equity. Debt and equity securities classified as available-for-sale are carried at estimated fair value. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported as a net amount in a separate component of shareholders' equity until realized. All previous fair value adjustments included in the separate component of shareholders' equity are reversed upon sale.

Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from the held-to-maturity category to the available-for-sale category are recorded as a separate component of shareholders' equity.

A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

              ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements
                  December 31, 1995, 1994 and 1993

For securities in the held-to-maturity and available-for-sale categories, premiums and discounts are amortized or accreted over the lives of the respective securities as an adjustment to yield using the interest method. Dividend and interest income is recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific-identification method for determining the cost of securities sold.

INTEREST AND FEES ON LOANS
Interest income on loans is accrued and credited to income based on the principal amount outstanding. The recognition of interest income is discontinued when a loan becomes 90 days past due or a significant deterioration in the borrower's credit has occurred which, in management's opinion, negatively impacts the collectibility of the loan. Subsequent interest payments received on such loans are applied to principal if any doubt exists as to the collectibility of such principal; otherwise, such receipts are recorded as interest income. Loans are returned to accrual status when management believes full collectibility of principal and interest is expected. The Company defers the recognition of loan origination fees, net of the cost associated with originating such loans. Deferred loan fees are accreted into income over the life of the loan using the straight-line method, which approximates the interest method.

LOANS AND ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is increased by provisions charged to expense and is available to absorb charge-offs, net of recoveries. Management utilizes a systematic, documented approach in determining the appropriate level of the allowance for loan losses. Management's approach, which provides for general and specific allowances, is based on current economic conditions, past losses, collection experience, risk characteristics of the portfolio, assessments of collateral values by obtaining independent appraisals for significant properties, and such other factors which, in management's judgment, deserve current recognition in estimating loan losses.

Management believes the allowance for loan losses is adequate to absorb possible losses in the loan portfolio. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the Bank's loan portfolio. Such agencies may require the Bank to add to the allowance for loan losses based on their judgments about and interpretations of information available to them at the time of their examinations.

              ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements
                  December 31, 1995, 1994 and 1993

Effective January 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures (SFAS 118). SFAS 114 defines the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled-debt restructurings. Impairment of a loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement or at the fair value of the collateral for a collateral-dependent loan. SFAS 114 requires a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. SFAS 118 allows the creditor to use existing methods for recognizing interest income on impaired loans. The Company has elected to continue to use its existing nonaccrual methods for recognizing interest income on impaired loans. The adoption of SFAS 114 and SFAS 118 resulted in no prospective adjustment to the provision for loan losses.

OTHER REAL ESTATE OWNED

Other real estate owned represents property acquired through foreclosure or deeded to the Company's subsidiary bank in lieu of foreclosure on loans on which the borrowers have defaulted as to the payment of principal and interest. Other real estate owned is recorded on an individual asset basis at the lower of (1) current fair value minus estimated selling costs or (2) fair value at the time of the acquisition (cost). If the fair value minus estimated selling costs is less than cost, the deficiency is expensed or recorded in a valuation reserve account through a provision against income. Subsequent increases in the fair value minus estimated selling costs are recorded through a reversal of the valuation reserve, but not below zero.

Gains and losses resulting from the sale of other real estate owned are credited or charged to current period earnings. Costs of maintaining and operating other real estate owned are expensed as incurred, and expenditures to complete or improve other real estate owned properties are capitalized if the expenditures are expected to be recovered upon ultimate sale of the property.

OFFICE EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Office equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization computed using the straight-line method over their respective estimated useful lives.

              ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements
                  December 31, 1995, 1994 and 1993

INCOME TAXES

The Company and its subsidiaries file consolidated federal income tax returns. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

EARNINGS PER SHARE

Earnings per share is calculated by dividing net income by the weighted average number of common shares and common stock equivalents outstanding using the treasury stock method. Common stock equivalents consist of stock options and warrants to purchase common stock, neither of which have a material dilutive effect on earnings per share.

CASH FLOW INFORMATION

For purposes of reporting cash flows, the Company considers cash and due from banks to be cash and cash equivalents.

FINANCIAL INSTRUMENTS

For purposes of information included in note 13 regarding disclosures about financial instruments, financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract that both:

   * Imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially unfavorable terms with the second entity, and

   * Conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments on potentially favorable terms with the first entity.

              ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements
                  December 31, 1995, 1994 and 1993

RECLASSIFICATION

Certain reclassifications have been made to the prior year amounts to conform to the present year presentation.

NOTE 3--REGULATORY RESTRICTIONS

The Company's subsidiary bank is subject to regulations by regulatory authorities which require the maintenance of minimum capital standards which may affect the amount of dividends the Company's subsidiary bank can pay.

At December 31, 1995 and 1994, approximately $1,083,000 and $971,000, respectively, of cash and due from banks represented required reserves on deposits maintained by the Bank in accordance with Federal Reserve Bank requirements.


NOTE 4--INVESTMENTS IN DEBT AND EQUITY SECURITIES

A summary of the amortized cost and estimated fair value of debt and equity securities classified as available-for-sale at December 31, 1995 and 1994 is as follows:

                                                                           1995
                                                  ---------------------------------------------------------
                                                                  Gross          Gross
                                                  Amortized     unrealized     unrealized        Estimated
                                                    cost          gains          losses          fair value
                                                  ---------     ----------     ----------        ----------
U.S. Treasury securities and obligations of
U.S. government corporations and agencies        $15,735,311      13,360        (50,270)         15,698,401
Federal Home Loan Bank Stock                         366,800         --             --              366,800
                                                 -----------      ------        -------          ----------
                                                 $16,102,111      13,360        (50,270)         16,065,201
                                                 ===========      ======        =======          ==========
                                                                           1994
                                                  ---------------------------------------------------------
                                                                  Gross          Gross
                                                  Amortized     unrealized     unrealized        Estimated
                                                    cost          gains          losses          fair value
                                                  ---------     ----------     ----------        ----------
U.S. Treasury securities and obligations of
U.S. government corporations and agencies        $15,873,640         530       (134,266)         15,739,904
                                                 ===========      ======        =======          ==========

The amortized cost and estimated fair value of debt and equity securities classified as available-for-sale at December 31, 1995, by contractual maturity, are shown below.

              ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements
                  December 31, 1995, 1994 and 1993

Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           Amortized      Estimated
                                                             cost         fair value
                                                         ------------     ----------
   Due in one year or less                               $  6,775,630      6,749,436
   Due after one year through five years                    7,604,953      7,593,099
   Due after five years through ten years                   1,354,728      1,355,866
   Securities with no stated maturity                         366,800        366,800
                                                         ------------     ----------
                                                         $ 16,102,111     16,065,201
                                                         ============     ==========

A summary of the amortized cost and estimated fair value of debt and equity securities classified as held-to-maturity at December 31, 1995 and 1994 as follows:

                                                                           1995
                                                  ---------------------------------------------------------
                                                                  Gross          Gross
                                                  Amortized     unrealized     unrealized        Estimated
                                                    cost          gains          losses          fair value
                                                  ---------     ----------     ----------        ----------
Municipal bonds                                   $791,599        2,433         (4,226)           789,806
Mortgage-backed securities                          50,133          627            --              50,760
                                                  --------        -----        -------            -------
                                                  $841,732        3,060         (4,226)           840,566
                                                  ========        =====        =======            =======
                                                                           1994
                                                  ---------------------------------------------------------
                                                                  Gross          Gross
                                                  Amortized     unrealized     unrealized        Estimated
                                                    cost          gains          losses          fair value
                                                  ---------     ----------     ----------        ----------
Municipal bonds                                   $746,276          --         (22,411)           723,865
Mortgage-backed securities                          55,933          --          (1,608)            54,325
                                                  --------        -----        -------            -------
                                                  $802,209          --         (24,019)           778,190
                                                  ========        =====        =======            =======

The amortized cost and estimated fair value of debt securities classified as held-to-maturity at December 31, 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             Amortized      Estimated
                                                               cost         fair value
                                                             ---------      ----------
   Due in one year or less                                   $    --             --
   Due after one year through five years                      567,381        566,643
   Due after five years through ten years                     224,218        223,163
   Mortgage backed securities                                  50,133         50,760
                                                             --------        -------
                                                             $841,732        840,566
                                                             ========        =======

              ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements
                  December 31, 1995, 1994 and 1993

There were no sales of investments in debt securities in 1995 or 1994. Proceeds from sales of investments in debt securities during 1993 were $1,530,083 with gross gains of $26,774 realized on those sales. Debt securities having a carrying value of $8,955,282 and $5,000,721 at December 31, 1995 and 1994, respectively, were pledged as collateral to secure public deposits and for other purposes as required by law.

As a member of the Federal Home Loan Bank system administered by the Federal Housing Finance Board, the Bank is required to maintain an investment in the capital stock of the Federal Home Loan Bank of Des Moines (FHLB) in an amount equal to the greater of 1% of the aggregate outstanding balance of loans secured by dwelling units at the beginning of each year or .3% of the total assets of Enterprise Bank. The stock is recorded at cost which represents redemption value.

NOTE 5--LOANS

A summary of loans by category at December 31, 1995 and 1994 is as follows:

                                                             1995           1994
                                                             ----           ----
   Commercial and industrial loans                       $ 43,727,848     30,001,231
   Loans secured by real estate                            61,679,002     54,002,216
   Other                                                    5,089,353      1,714,356
                                                         ------------     ----------
                                                          110,496,203     85,717,803
   Less deferred loan fees                                     32,452         31,051
                                                         ------------     ----------
                                                         $110,463,751     85,686,752
                                                         ============     ==========

The breakdown of loans secured by real estate at December 31, 1995 and 1994 is as follows:

                                                              1995          1994
                                                              ----          ----
   Business and personal loans                            $17,358,778     14,040,576
   Income-producing properties                             24,933,943     22,680,931
   Owner-occupied properties                                6,173,812      8,100,332
   Real estate development properties                      13,212,469      9,180,377
                                                          -----------     ----------
                                                          $61,679,002     54,002,216
                                                          ===========     ==========

The Company's subsidiary bank grants commercial, residential, and consumer loans throughout its service area, which consists primarily of the immediate area in which the Bank is located. The Company has a diversified loan portfolio, with no particular concentration of credit in any one economic sector; however, a substantial portion of the portfolio is concentrated in and secured by real estate. The ability of the Company's borrowers to honor their contractual obligations is dependent upon the local economy and its effect on the real estate market.

              ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements
                  December 31, 1995, 1994 and 1993

In connection with the investment in FHLB Stock, the Bank has obtained a $2 million line of credit from the FHLB. As collateral for the line, the Bank has entered into a blanket agreement which pledges first mortgage loans with principal balances aggregating 150% of outstanding advances. No advances on the line were made during 1995.

Following is a summary of activity for the year ended December 31, 1995 of loans to executive officers and directors or to entities in which such individuals had beneficial interest as Shareholders, officers, or directors. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than the normal risk of collectibility.

   Balance, December 31, 1994                            $  4,851,636
   New loans                                                3,370,644
   Payments and other reductions                           (1,855,221)
                                                         ------------
   Balance, December 31, 1995                            $  6,367,059
                                                         ============

A summary of activity in the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993 is as follows:

                                                              1995            1994           1993
                                                              ----            ----           ----
   Balance at beginning of year                            $1,000,000        722,000        606,000
   Provisions charged to operations                           630,734        449,962        162,462
   Loans charged off                                         (242,734)      (190,879)       (59,104)
   Recoveries of loans
          previously charged off                               12,000         18,917         12,642
                                                           ----------      ---------        -------
   Balance at end of year                                  $1,400,000      1,000,000        722,000
                                                           ==========      =========        =======

              ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements
                  December 31, 1995, 1994 and 1993

A summary of impaired loans, which include nonaccrual loans, at December 31, 1995, follows:

                Impaired loans                          Allowance for       Impaired loans with
Nonaccrual       continuing to        Total impaired      losses on        no related allowance
  loans         accrue interest            loans        impaired loans       for loan losses
----------      ---------------       --------------    --------------     --------------------
 $106,504           948,510              1,055,014         166,045                     --
 ========           =======              =========         =======              ==========

The average balance of impaired loans during 1995 was $1,252,362. Loans listed as impaired have been considered by Bank management in the loan loss reserve calculation.

A summary of interest income on nonaccrual and other impaired loans for the year ended December 31, 1995, follows:

                                                                           Impaired loans
                                                             Nonaccrual    continuing to
                                                               loans      accrue interest    Total
                                                             ----------   ---------------    -----
Income recognized                                             $   --          90,251         90,251
                                                              =======         ======         ======

Interest income had interest accrued                          $ 3,119         90,251         93,370
                                                              =======         ======         ======

At December 31, 1994, the Bank had no loans on a nonaccrual basis.

NOTE 6--OTHER REAL ESTATE OWNED

A summary of activity in the valuation allowance for other real estate owned for the years ended December 31, 1995 and 1994 is as follows:

                                                               1995            1994
                                                               ----            ----
   Balance at beginning of year                             $  75,000            --
   Provision charged to operations                            152,982         75,000
   Charge-offs and reversals                                 (207,982)           --
                                                            ---------         ------
   Balance at end of year                                   $  20,000         75,000
                                                            =========         ======

              ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements
                  December 31, 1995, 1994 and 1993

NOTE 7--OFFICE EQUIPMENT AND LEASEHOLD IMPROVEMENTS

A summary of office equipment and leasehold improvements at December 31, 1995 and 1994 is as follows:

                                                               1995           1994
                                                               ----           ----
   Data processing equipment                               $  536,037        470,261
   Furniture, fixtures and equipment                          733,505        616,880
   Leasehold improvements                                     497,321        391,219
   Automobile                                                  26,426         26,426
                                                           ----------      ---------
                                                            1,793,289      1,504,786
   Less accumulated depreciation
       and amortization                                       997,912        820,458
                                                           ----------      ---------
                                                           $  795,377        684,328
                                                           ==========      =========

Depreciation and amortization of office equipment and leasehold improvements included in occupancy expense amounted to $177,454 in 1995, $147,346 in 1994 and $148,597 in 1993.

The Company's banking facility is leased under an agreement that expires in 1999. The Company has options to renew the lease for three additional
five-year periods with future rentals to be agreed upon.   This lease provides
that the Company pay taxes, maintenance, insurance, and certain other operating expenses applicable to the leased premises. Two portions of the premises are sublet and the proceeds are used to reduce the Company's occupancy expenses. Rent expense amounted to $285,178, $240,905 and $224,044 in 1995, 1994 and 1993, respectively, and sublease rental income amounted to $82,394 in 1995, $40,780 in 1994 and $43,200 in 1993. The Company leases its operating facilities from a partnership in which a director and an officer have an ownership interest. The future minimum rental commitments required under the lease are as follows:

   Year                                        Amount
   ----                                       --------
   1996                                       $294,318
   1997                                        307,068
   1998                                        307,068
   1999                                        102,356
                                              ========

Total minimum future rental payments in 1996 will be reduced by $52,214 of sublease rentals to be received in the future under two noncancellable subleases expiring on May 31, 1996 and October 31, 1996.

              ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements
                  December 31, 1995, 1994 and 1993

NOTE 8--INVESTMENT IN ENTERPRISE FUND, L. P.

The Company and its subsidiaries have a 10% interest in a limited liability merchant banking partnership, Enterprise Fund L.P., for which a subsidiary of the Company serves as the general partner. Through December 31, 1995, the Company has invested $100,500 in the partnership, and has an additional $904,500 in future capital commitments. These capital commitments are payable at the partnership's discretion but cannot exceed $333,000 in any one year. This investment, which is accounted for using the equity method of accounting, had a carrying value of $92,278 at December 31, 1995.

NOTE 9--INCOME TAXES

The components of income tax expense for the years ended December 31, 1995, 1994 and 1993 are as follows:

                                               1995           1994           1993
                                               ----           ----           ----
   Current:
     Federal                                 $711,751        572,540        387,110
     State                                     84,086         90,622         70,698
   Deferred                                   (54,746)       (56,406)       (46,900)
                                             --------        -------        -------
                                             $741,091        606,756        410,908
                                             ========        =======        =======

A reconciliation of expected income tax expense, computed by applying the statutory federal income tax rate of 34% in 1995, 1994 and 1993, to income before income taxes and the amounts reflected in the consolidated statements of income is as follows:

                                                1995           1994           1993
                                                ----           ----           ----
   Income tax expense at statutory rate       $695,422        546,699        395,328
   Increase (reduction) in income taxes
   resulting from:
      Tax-exempt income                        (24,660)       (12,989)        (5,018)
      State and local income taxes,
          net of federal income tax benefit     55,497         59,810         46,661
      Other, net                                14,832         13,236        (26,063)
                                              --------        -------        -------
           Total tax expense                  $741,091        606,756        410,908
                                              ========        =======        =======

              ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements
                  December 31, 1995, 1994 and 1993

A net deferred income tax asset of $337,701 and $315,877 is included in prepaid expenses and other assets in the consolidated balance sheets at December 31, 1995 and 1994, respectively. The tax effect of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 follows:

                                                                1995            1994
                                                                ----            ----
   Deferred tax assets:
    Allowance for loan losses                                  $412,140        290,064
    Other real estate owned                                       7,493         53,194
    Unrealized losses on securities available for sale           12,549         45,471
    Other                                                        11,493            --
                                                               --------        -------
     Total deferred tax assets                                  443,675        388,729
   Deferred tax liabilities:
    Deferred loan fees                                           68,244         40,769
    Office equipment and leasehold improvements                  37,730         32,083
                                                               --------        -------
     Total deferred tax liabilities                             105,974         72,852
                                                               --------        -------
     Net deferred tax asset                                    $337,701        315,877
                                                               ========        =======

A valuation allowance would be provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. The Company has not established a valuation allowance as of December 31, 1995, due to management's belief that all criteria for recognition have been met, including the existence of a history of taxes paid sufficient to support the realization of the deferred tax assets.

NOTE 10--SHAREHOLDERS' EQUITY

There were outstanding warrants to purchase 9,950 and 10,000 shares of the Bank common stock at $110 per share on December 31, 1995 and 1994, respectively. The warrants became exercisable in 1990 and expire on June 30, 1996. Warrants representing 50 shares have been exercised as of December 31, 1995 and exchanged for 1,000 shares of the Company's common stock.

NOTE 11--COMPENSATION PLANS

INCENTIVE STOCK OPTION PLAN

The Bank has a qualified stock option plan for the Bank's Executive Committee and key employees. Under the Plan, no employee will be granted stock options if that employee owns 10% or more of the stock. All options must be exercised within a period of less than 10 years from the date of grant. The exercise price of the options may not be less than the fair value of the common stock at the time the options are granted.

              ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements
                  December 31, 1995, 1994 and 1993

The first portion of the incentive stock option plan is for the benefit of the Executive Committee. It gives the Bank's Board of Directors (the Board) the discretion to grant members of the Executive Committee options to purchase up to an aggregate of 5% of the 48,000 shares of common stock originally issued by the Bank at the time of incorporation (2,400 shares). During 1989, the Board granted options to Executive Committee members to purchase 2,400 shares of Enterprise Bank common stock at an option price of $100 per share. Options become exercisable at the rate of 20% per year.

The second portion of the incentive stock option plan is for the benefit of selected employees of the Bank (key employees) and gives the Board the discretion to award to such key employees options equal to 10% of the 48,000 shares of common stock originally issued by the Bank at the time of incorporation (4,800 shares). During 1989, the Board granted options to key employees to purchase 4,800 shares of Enterprise Bank common stock at an option price of $100 per share. Options become exercisable at the rate of 20% per year. At December 31, 1995 and 1994, 100 shares forfeited by participants were available for future issuance under the plan.

As a result of a secondary common stock offering in 1990, the Bank's shareholders approved a second qualified stock option plan for members of the Executive Committee and key employees. The provisions are identical to the first plan described previously, and give the Board discretion to grant additional options to purchase up to 1,250 shares to members of the Executive Committee and up to 2,500 shares to key employees. Effective December 1, 1992, the Board of Directors granted options under this second plan to Executive Committee members to purchase 1,250 shares of Enterprise Bank common stock and key employees to purchase 2,500 shares with an exercise price of $140 per share. At December 31, 1995, 80 shares forfeited by participants were available for future issuance under the plan.

Following is a summary of the various plan transactions:

                                                 Number       Price
                                               of shares    per share       Total
                                               ---------    ---------       -----
   December 31, 1993                            10,500    $ 100 - 140     $1,222,000
      Granted                                      250         140            35,000
      Exercised                                   (120)     100 - 140        (12,800)
      Forfeited                                    (80)        140           (11,200)
                                                ------    -----------     ----------
   December 31, 1994                            10,550    $ 100 - 140      1,233,000
      Granted                                      100         185            18,500
      Forfeited                                    --          --                --
                                                ------    -----------     ----------
   December 31, 1995                            10,650    $ 100 - 185     $1,251,500
                                                ======    ===========     ==========

              ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements
                  December 31, 1995, 1994 and 1993

Effective January 1, 1993, the Company adopted a 401(k) thrift plan which covers substantially all full-time employees over the age of 21. The amount charged to expense for contributions to the plan was $30,000 for both 1995 and 1994 and $22,452 in 1993.

NOTE 12--LITIGATION

Various legal claims have arisen during the normal course of business which, in the opinion of management, after discussion with legal counsel, will not result in any material liability.

NOTE 13--DISCLOSURES ABOUT FINANCIAL INSTRUMENTS

The Bank issues financial instruments with off-balance-sheet risk in the normal course of the business of meeting the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amounts recognized in the consolidated balance sheets.

The Company's extent of involvement and potential exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on its balance sheets.

The contractual amount of off-balance-sheet financial instruments as of December 31, 1995 and 1994 is as follows:

                                               1995          1994
                                               ----          ----
   Commitments to extend credit            $51,501,823     32,556,015
   Standby letters of credit                 3,114,206      2,403,889
                                           ===========     ==========

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Of the total commitments to extend credit at December 31, 1995, approximately $63,500 represents fixed rate loan commitments. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, inventory, premises and equipment, and real estate.

              ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements
                  December 31, 1995, 1994 and 1993

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These standby letters of credit are primarily issued to support contractual obligations of Bank customers. The credit risk involved in issuing letters of credit is essentially the same as the risk involved in extending loans to customers.

At December 31, 1995, the Company adopted the provisions of SFAS 107, Disclosures About Fair Value of Financial Instruments. SFAS 107 extends existing fair value disclosure for some financial instruments by requiring disclosure of the fair value of such financial instruments, both assets and liabilities recognized and not recognized in the consolidated balance sheets. Following is a summary of the carrying amounts and fair values of the Company's financial instruments on the consolidated balance sheets at December 31, 1995:

                                                                      1995
                                                            -----------------------
                                                            Carrying      Estimated
                                                             amount      fair value
                                                            --------     ----------
   Balance sheet assets:
      Cash and due from banks                            $  8,109,804      8,109,804
      Federal funds sold                                   16,230,000     16,230,000
      Investments in debt and equity securities            16,906,933     16,905,767
      Loans, net                                          109,063,751    110,714,776
      Accrued interest receivable                             981,042        981,042
                                                         ============    ===========
   Balance sheet liabilities:
      Deposits                                           $141,140,064    141,444,569
      Accrued interest payable                                287,199        287,199
                                                         ============    ===========

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate such value:

CASH AND OTHER SHORT-TERM INSTRUMENTS

For cash and due from banks, federal funds sold and accrued interest receivable (payable), the carrying amount is a reasonable estimate of fair value, as such instruments reprice in a short time period.

INVESTMENTS IN DEBT AND EQUITY SECURITIES

Fair values are based on quoted market prices or dealer quotes.

              ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements
                  December 31, 1995, 1994 and 1993

LOANS

The fair value of adjustable-rate loans approximates cost. The fair value of fixed-rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS

The fair value of demand deposits, interest-bearing transaction accounts, money market accounts and savings deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments, and the present credit worthiness of such counterparties. The Company believes such commitments have been made on terms which are competitive in the markets in which it operates; however, no premium or discount is offered thereon and accordingly, the Company has not assigned a value to such instruments for purposes of this disclosure.

LIMITATIONS - Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

              ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements
                  December 31, 1995, 1994 and 1993

NOTE 14--PARENT COMPANY ONLY FINANCIAL STATEMENTS

                        Condensed Balance Sheets
                                                                      December 31
                                                                         1995
                                                                      -----------
             Assets
             ------
Cash                                                                 $    26,466
Investment in Enterprise Bank                                         11,849,039
Investment in Enterprise Capital Resources                               101,195
Investment in Enterprise Fund, L.P.                                       82,612
Other assets                                                              13,000
                                                                     -----------
   Total assets                                                      $12,072,312
                                                                     ===========

   Liabilities and Shareholders' Equity
   ------------------------------------
Accounts payable and other liabilities                               $    20,165
Shareholders' equity                                                  12,052,147
                                                                     -----------
   Total liabilities and shareholders' equity                        $12,072,312
                                                                     ===========

               Condensed Statements of Operations

                                                                      Year Ended
                                                                      December 31
                                                                         1995
                                                                      -----------
Income:
     Dividends from subsidiaries                                     $   300,000
                                                                     -----------

Expenses:
     Loss on investment in Enterprise Fund, L.P.                           7,388
     Other expenses                                                       27,460
                                                                     -----------
       Total expenses                                                $    34,848
                                                                     -----------
       Income before tax benefit and equity in
         undistributed earnings of subsidiaries                          265,152
Income tax benefit                                                        13,590
                                                                     -----------
       Income before equity in undistributed earnings
         of subsidiaries                                                 278,742
Equity in undistributed earnings of subsidiaries                       1,025,525
                                                                     -----------
       Net income                                                    $ 1,304,267
                                                                     ===========

              ENTERBANK HOLDINGS, INC. AND SUBSIDIARIES
              Notes to Consolidated Financial Statements
                  December 31, 1995, 1994 and 1993

                   Condensed Statements of Cash Flow
                                                                      Year Ended
                                                                      December 31
                                                                         1995
                                                                      -----------
Cash flows from operating activities:
     Net Income                                                        $1,304,267
     Adjustments to reconcile net income to net
       cash provided by operating activities:
         Net income of subsidiaries                                    (1,325,525)
         Dividends from subsidiaries                                      300,000
         Other, net                                                        14,553
                                                                       ----------
           Net cash provided by (used in) operating
             activities                                                   293,295
                                                                       ----------

Cash flows from investing activities:
     Capital contributions to subsidiaries                               (100,000)
     Investment in Enterprise Fund, L.P.                                  (90,000)
                                                                       ----------
           Net cash provided by (used in) investing
             activities                                                  (190,000)
                                                                       ----------
Cash flows from financing activities:
     Payment of stock dividends                                           (76,829)
                                                                       ----------
           Net cash provided by (used in)
             financing activities                                         (76,829)
                                                                       ----------
           Net increase (decrease) in cash
             and cash equivalents                                          26,466
Cash and cash equivalents, beginning of year                                    0
                                                                       ----------
Cash and cash equivalents, end of year                                 $   26,466
                                                                       ==========

NOTE 15--BASIS OF PRESENTATION--INTERIM FINANCIAL STATEMENTS (UNAUDITED)

The unaudited interim consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all significant intercompany accounts and transactions. The unaudited interim financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. All adjustments made were of a normal recurring nature.

=======================================================

                   TABLE OF CONTENTS

                                                   Page
                                                   ----
Prospectus Summary                                    1
Risk Factors                                          5
The Company                                           8
Use of Proceeds                                       9
Capitalization                                       10
Dilution                                             10
Business                                             12
Management's Discussion and Analysis of
  Financial Condition and Results of Operations      17
Supervision and Regulation                           36
Management                                           41
Beneficial Ownership of Securities                   47
Dividends                                            49
Market for Common Stock                              49
Description of Capital Stock                         50
Certain Transactions                                 52
Plan of Distribution                                 53
Legal Matters                                        54
Experts                                              55
Index to Financial Statements                       F-1


                    ---------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION
OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS
OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS
AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND
REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS
BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE
DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS
CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER
THAN THE REGISTERED SECURITIES TO WHICH IT RELATES.
THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR
A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN
ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION
IS UNLAWFUL.
=======================================================



=======================================================




                     451,612 Shares


                ENTERBANK HOLDINGS, INC.


                      Common Stock









                   ------------------
                       Prospectus
                    December 19, 1996
                   ------------------




=======================================================